EXHIBIT 10.19

CREDIT AGREEMENT

dated as of

February 17, 2004

among

PLIANT CORPORATION,

as Parent Borrower,

UNIPLAST INDUSTRIES CO.,
as Canadian Subsidiary Borrower,

The Domestic Subsidiary Borrowers Party Hereto,

The Lenders Party Hereto,

CREDIT SUISSE FIRST BOSTON,

as Administrative Agent and

Documentation Agent,

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Collateral Agent,

GENERAL ELECTRIC CAPITAL CORPORATION,

as Co-Collateral Agent,

and

JPMORGAN CHASE BANK,

as Syndication Agent

JPMORGAN SECURITIES INC. and
CREDIT SUISSE FIRST BOSTON,
as Joint Lead Arrangers and
Joint Bookrunners

[6701-373]

2

3

SCHEDULES:

Schedule 1.01(a)	—	Mortgaged Properties
Schedule 1.01(b)	—	Existing Letters of Credit
Schedule 1.01(c)	—	Domestic Subsidiary Borrowers
Schedule 1.01(d)	—	Excluded Subsidiaries
Schedule 2.01(a)	—	Domestic Commitments
Schedule 2.01(b)	—	Canadian Commitments
Schedule 3.05	—	Owned or Leased Property
Schedule 3.12	—	Subsidiaries
Schedule 3.13	—	Insurance
Schedule 3.16(d)	—	Mortgage Filing Offices
Schedule 4.01	—	Foreign Jurisdictions
Schedule 5.07	—	Insurance Levels
Schedule 6.01	—	Existing Indebtedness
Schedule 6.03	—	Existing Liens
Schedule 6.05	—	Existing Investments
Schedule 6.05(h)	—	Existing Joint Ventures
Schedule 6.06	—	Asset Sales
Schedule 6.10	—	Affiliate Transactions
Schedule 6.11	—	Existing Restrictions

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B-1	—	Form of Opinion of Borrower’s Counsel
Exhibit B-2	—	Form of Opinion of Borrower’s Utah Counsel
Exhibit B-3	—	Form of Opinion of Borrower’s Canadian Counsel
Exhibit C	—	Form of Guarantee Agreement
Exhibit D	—	Form of Indemnity, Subrogation and Contribution Agreement
Exhibit E-1	—	Form of Domestic Pledge Agreement

4

Exhibit E-2	—	Form of Canadian Pledge Agreement
Exhibit F-1	—	Form of Domestic Security Agreement
Exhibit F-2	—	Form of Canadian Security Agreement
Exhibit G	—	Form of Borrowing Base Certificate

5

CREDIT AGREEMENT dated as of February 17, 2004, among PLIANT CORPORATION, a Utah corporation, UNIPLAST INDUSTRIES CO., a Nova Scotia corporation, the DOMESTIC SUBSIDIARY BORROWERS party hereto, the LENDERS party hereto, CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch, as Administrative Agent and Documentation Agent, DEUTSCHE BANK TRUST COMPANY AMERICAS, as Collateral Agent, GENERAL ELECTRIC CAPITAL CORPORATION, as Co-Collateral Agent, and JPMORGAN CHASE BANK, as Syndication Agent.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01.  Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Account” shall have the meaning assigned to such term in the New York Uniform Commercial Code and shall also include any right to payment for goods sold or leased, or for services rendered, whether or not earned by performance.

“Account Debtor” means any Person who is, or may be, obligated to any Loan Party under, with respect to or on account of an Account.

“Accumulated Investment Balance” means, at any time, the aggregate amount of investments, loans, advances and Indebtedness required to be added to the “Accumulated Investment Balance” pursuant to Sections 6.05(c)(ii), (d)(ii), (e)(ii), (g), (h) and (l) that remain outstanding at such time.

“Adjusted Eligible Accounts Receivable” means, on any date, the amount of Eligible Accounts Receivable on such date, minus the Dilution Reserve on such date.

“Adjusted Eligible Finished Goods” means, on any date, the amount of Eligible Finished Goods on such date, minus the Inventory Reserves with respect to such Eligible Finished Goods on such date.

“Adjusted Eligible Raw Materials” means, on any date, the amount of Eligible Raw Materials on such date, minus the Inventory Reserves with respect to such Eligible Raw Materials on such date.

“Adjusted Eligible Work in Process” means, on any date, the amount of Eligible Work in Process on such date, minus the Inventory Reserves with respect to such Eligible Work in Process on such date.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means Credit Suisse First Boston, acting through its Cayman Islands Branch, in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.  For purposes of Section 2.17(c), each of JPMorgan Chase & Co., JPMorgan Chase Bank and Chase Lincoln First Commercial Corporation shall be deemed not to be an Affiliate of any Borrower.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%.  Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Applicable Percentage” means, (a) with respect to any Domestic Lender, the percentage of the total amount of the Domestic Commitments represented by such Domestic Lender’s Domestic Commitment and (b) with respect to any Canadian Lender, the percentage of the total amount of the Canadian Commitments represented by such Canadian Lender’s Canadian Commitment.  If the Commitments of any Class have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments of such Class most recently in effect, giving effect to any assignments.

“Applicable Rate” means, for any day with respect to any ABR Loan or Eurodollar Loan, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread” or “Eurodollar Spread”, as the case may be, based upon the Availability Amount for such day (calculated as of the end of such day):

Availability Amount	ABR Spread	Eurodollar Spread
Category 1 Less than $25,000,000	1.75%	2.75%
Category 2 Greater than or equal to $25,000,000	1.50%	2.50%

Notwithstanding the foregoing, (a) the Applicable Rate with respect to any Loan will be determined by reference to Category 1 (i) at any time prior to and including the date of satisfaction of the Cash Collateral Security Requirement, (ii) at any time that an Event of Default has occurred and is continuing, (iii) during any Weekly Reporting Period or Daily Reporting Period or (iv) if the Parent Borrower fails to deliver any Borrowing Base Certificate required to be delivered by it pursuant to Section 5.01(g), during the period from the expiration of the time for delivery thereof until the Parent Borrower delivers such Borrowing Base Certificate.

“Approved Fund” has the meaning assigned to such term in Section 10.04.

“Arrangers” means J.P. Morgan Securities Inc. and Credit Suisse First Boston, acting through its Cayman Islands Branch, as arrangers for the Loans.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability Amount” means, at any time, an amount equal to (a) the lesser of (i) the total amount of the Commitments at such time and (ii) the Borrowing Base in effect at such time minus (b) the total Revolving Exposures at such time.

“Availability Cap Period” means the period commencing on the Effective Date and ending on the later of (a) the date of satisfaction of the Cash Collateral Security Requirement and (b) the first date after the Effective Date on which the Parent Borrower delivers to the Collateral Agent a Borrowing Base Certificate that calculates the Borrowing Base (other than the Pro Forma Opening Borrowing Base) as of the last day of the most recently completed fiscal month of the Parent Borrower relative to such date, and that otherwise satisfies the requirements of this Agreement.

“Bailee Letter” means a written agreement reasonably acceptable to the Collateral Agent, pursuant to which a bailee of Inventory of any Loan Party agrees to hold such Inventory for the benefit of the Collateral Agent, to waive or subordinate its rights and claims as bailee in such Inventory, including warehouseman’s liens, processor’s liens, rights of levy and distraint for rent, grant access to the Collateral Agent for the repossession and sale of such Inventory and make other agreements relative thereto.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means the Parent Borrower, any Domestic Subsidiary Borrower or the Canadian Subsidiary Borrower.

“Borrowing” means (a) Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.

“Borrowing Base” means, at any time of determination, an amount equal to the sum, without duplication, of (a) 85% of Adjusted Eligible Accounts Receivable, plus (b) the lesser of (i) 65% of Adjusted Eligible Finished Goods and (ii) the product of (A) 85% of the Adjusted Eligible Finished Goods multiplied by (B) the Recovery Rate with respect to Adjusted Eligible Finished Goods, plus (c) the lesser of (i) 25% of Adjusted Eligible Raw Materials and (ii) the product of (A) 85% of the Adjusted Eligible Raw Materials multiplied by (B) the Recovery Rate with respect to Adjusted Eligible Raw Materials, plus (d) the lesser of (i) 25% of Adjusted Eligible Work in Process and (ii) the product of (A) 85% of the Adjusted Eligible Work in Process multiplied by (B) the Recovery Rate with respect to Adjusted Eligible Work in Process, minus (e) the Rent Reserve, minus (f) the Priority Payables Reserve, minus (g) the Secured Obligations Reserve, in each case of the Loan Parties.  The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to this Agreement.  Standards of eligibility and reserves and advance rates of the Borrowing Base may be revised and adjusted from time to time solely at the discretion of the Consenting Agents, with any changes in such standards to be effective three Business Days after delivery of notice thereof to the Parent Borrower.  For purposes of calculating the Borrowing Base on any date, all amounts reflected or outstanding in Canadian Dollars shall be translated into dollars at the exchange rate in effect on such date, as determined in good faith by the Parent Borrower.

“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit G (with such changes therein as may be required by the Consenting Agents, to reflect the components of, and reserves against, the Borrowing Base as provided for hereunder from time to time), executed and certified as accurate and complete by a Financial Officer of the Parent Borrower, which certificate shall include appropriate exhibits, schedules, supporting documentation and reports as reasonably requested by the Consenting Agents.

“Borrowing Request” means a request by a Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in

New York City are authorized or required by law to remain closed; provided that, (a) when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks generally are not open for dealings in dollar deposits in the London interbank market and (b) when used in connection with any Canadian Revolving Loan, the term “Business Day” shall also exclude any day on which banks are not open for deposits in Toronto.

“CAM” shall mean the mechanism established under Article IX for the allocation and exchange of the Lenders’ interests in, and collections under, the Loan Documents.

“CAM Exchange” shall mean the exchange of the Lenders’ interests provided for in Section 9.01.

“CAM Exchange Date” shall mean the first date on which (a) any event referred to in clause (h)or (i) of Article VII shall occur in respect of any Loan Party or (b) any acceleration of the maturity of any Loans occurs under Article VII.

“CAM Percentage” shall mean, as to each Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the sum of (i) the aggregate principal and interest on the Loans owed to such Lender, (ii) the LC Exposure of such Lender, (iii) the Swingline Exposure of such Lender and (iv) the aggregate amount of any other Obligations otherwise owed to such Lender, in each case immediately prior to the CAM Exchange Date, and (b) the denominator shall be the sum of (i) the aggregate principal and interest on the Loans owed to all the Lenders, (ii) the aggregate LC Exposure of all the Lenders, (iii) the aggregate Swingline Exposure of all the Lenders and (iv) the aggregate amount of any other Obligations owed to any of the Lenders, in each case immediately prior to such CAM Exchange Date.

“Canadian Commitment” means, with respect to each Canadian Lender, the commitment of such Canadian Lender to make Canadian Revolving Loans, expressed as an amount representing the maximum aggregate amount of such Canadian Lender’s Canadian Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Canadian Lender pursuant to Section 10.04.  The initial amount of each Canadian Lender’s Canadian Commitment is set forth on

Schedule 2.01(b), or in the Assignment and Assumption pursuant to which such Canadian Lender shall have assumed its Canadian Commitment, as applicable.  The initial aggregate amount of the Canadian Lenders’ Canadian Commitments is $30,000,000.

“Canadian Dollars” or “Cdn$” refers to lawful money of Canada.

“Canadian Lender” means the Persons listed on Schedule 2.01(b) and any other Person that shall have become a party hereto as a Canadian Lender pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Canadian Lending Office” means, as to any Canadian Lender, the applicable branch, office or Affiliate of such Canadian Lender designated by such Canadian Lender to make Canadian Revolving Loans to the Canadian Subsidiary Borrower.

“Canadian Perfection Certificate” shall have the meaning assigned to the term “Perfection Certificate” in the Canadian Security Agreement.

“Canadian Pledge Agreement” means the Canadian Pledge Agreement, substantially in the form of Exhibit E-2, among the Canadian Subsidiary Borrower, each other Loan Party organized under the laws of Canada or any province thereof and the Collateral Agent.

“Canadian Revolving Exposure” means, with respect to any Canadian Lender at any time, the sum of the outstanding principal amount of such Canadian Lender’s Canadian Revolving Loans.

“Canadian Revolving Loan” means a Loan made by a Canadian Lender pursuant to Section 2.01(b).  Each Canadian Revolving Loan shall be a Eurodollar Loan or an ABR Loan.

“Canadian Security Agreement” means the Canadian Security Agreement, substantially in the form of Exhibit F-2, among the Canadian Subsidiary Borrower, each other Loan Party organized under the laws of Canada or any province thereof and the Collateral Agent.

“Canadian Subsidiary Borrower” means Uniplast Industries Co., a Nova Scotia corporation.

“Capital Expenditures” means, for any period, without duplication, (a) the additions to property, plant and equipment and other capital expenditures of the Parent Borrower and the Subsidiaries that are (or would be) set forth in a consolidated statement of cash flows of the Parent Borrower and the Subsidiaries for such period prepared in accordance with GAAP and (b) Capital Lease Obligations incurred by the Parent Borrower and the Subsidiaries during such period.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Amount” has the meaning assigned to such term in Section 2.10(f).

“Cash Collateral Security Requirement” means the execution and delivery of deposit control, blocked account or other similar agreements with respect to each Deposit Account (as defined in the New York Uniform Commercial Code) of each Loan Party, and the establishment of procedures with respect to the Cash Deposit Accounts and the Cash Collection Accounts, in each case in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent, as required by the terms of the Security Documents.

“Cash Collection Account” shall have the meaning assigned to such term in the Domestic Security Agreement.

“Cash Collection Triggering Event” shall have the meaning assigned to such term in the Domestic Security Agreement.

“Cash Deposit Account” shall have the meaning assigned to such term in the Domestic Security Agreement.

“Cash Interest Expense” means, for any period, Consolidated Interest Expense for such period excluding any portion thereof in respect of interest not required to be paid in cash during such period or within one year thereafter.  Cash Interest Expense shall be $18,155,782 for each of the fiscal quarters ended March 31, 2003, June 30, 2003, September 30, 2003 and December 31, 2003, respectively.  For the fiscal quarter ending March 31, 2004, Cash Interest Expense shall be equal to the product of (a) the quotient of (i) Cash Interest Expense attributable to the period from and including the Effective Date to and including March 31, 2004 (the “Adjustment Period”) divided by (ii) the number of calendar days in the Adjustment Period multiplied by (b) the number of calendar days in the fiscal quarter ending March 31, 2004.

“Cash Management Arrangement” means any arrangement pursuant to which any financial institution provides any Loan Party with treasury, depositary or cash management services or automated clearinghouse transfers of funds.

“Cash Management Obligations” shall have the meaning assigned to the term “Senior Lender Cash Management Obligations” in the Intercreditor Agreement.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.

“Change in Control” means, at any time, (a) prior to an IPO, the failure by the Control Group to own, directly or indirectly, beneficially and of record, Equity Interests in the Parent Borrower representing at least a majority of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the Parent Borrower; (b) after an IPO, the failure by the Control Group to own, directly or indirectly, beneficially and of record, Equity Interests in the Parent Borrower representing 25% of the aggregate voting power represented by the issued and outstanding Equity Interests in the Parent Borrower; (c) after an IPO, the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the Effective Date) other than the Control Group, of Equity Interests in the Parent Borrower representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the Parent Borrower; provided that the Control Group owns beneficially and of record, in the aggregate, a lesser percentage of such voting power; (d) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Parent Borrower by Persons who were neither (i) nominated by members of the Control Group or the board of directors of the Parent Borrower nor (ii) appointed by directors so nominated; (e) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person other than the Parent Borrower (or a Wholly Owned Subsidiary of the Parent Borrower that is a Loan Party) of any Equity Interests in any Domestic Subsidiary Borrower or the Canadian Subsidiary Borrower; (e) the occurrence of a “Change of Control” as defined under the Senior First Lien Note Documents, the Senior Second Lien Note Documents, the Senior Subordinated Note Documents or the terms of the Existing Preferred Stock.  If, at any time, any of the members of the board of directors of the Parent Borrower shall have more than one vote per Person, then any determination of a majority of the board of directors shall be based on a majority of the voting power of the members thereof rather than a majority of the members or seats.

“Change in Law” means (a) the adoption of any law, rule or regulation after the Effective Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Effective Date or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Effective Date.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Domestic Revolving Loans, Canadian Revolving Loans or Swingline Loans.  “Class”, when used in reference to any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class.

“Class of Eligible Inventory” means each of Eligible Finished Goods, Eligible Raw Materials and Eligible Work in Process.

“Co-Collateral Agent” means General Electric Capital Corporation, in its capacity as co-collateral agent for the Lenders hereunder.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all “Collateral”, as defined in any applicable Security Document.

“Collateral Agent” means Deutsche Bank Trust Company Americas, in its capacity as collateral agent for the Secured Parties under the Security Documents.

“Commitment” means a Domestic Commitment or a Canadian Commitment.

“Consenting Agents” means (a) at any time that the total amount of the Commitments of the Administrative Agent is greater than or equal to $7,500,000, (i) the Administrative Agent and (ii) at least one of the Collateral Agent and the Co-Collateral Agent and (b) at any other time, at least two of the Administrative Agent, the Collateral Agent and the Co-Collateral Agent.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, plus, without duplication and to the extent deducted from revenues in determining Consolidated Net Income, the sum of (a) the aggregate amount of Consolidated Interest Expense for such period, (b) the aggregate amount of income tax expense for such period, (c) all amounts attributable to depreciation, amortization and other non-cash charges or losses for such period (but excluding any such charge that requires an accrual of, or a cash reserve for, anticipated cash charges for any future period); provided that any non-cash charges or losses that are added-back to Consolidated Net Income pursuant to this clause (c) shall be treated as cash charges or losses in any subsequent period during which cash disbursements attributable thereto are made; (d) non-cash expenses resulting from the grant of stock options or other equity-related incentives to any director, officer or employee of the Parent Borrower or any Subsidiary pursuant to a written plan or agreement, (e) all non-recurring transaction and financing expenses resulting from the Transactions, (f) all losses during such period resulting from the sale or other disposition of any asset of the Parent Borrower or any Subsidiary outside the ordinary course of business and (g) any Excluded Charges during such period, and minus, without duplication and to the extent added to revenues in determining Consolidated Net Income for such period, (a) all extraordinary gains during such period and (b) all gains during such period resulting from the sale or other disposition of any asset of the Parent Borrower or any Subsidiary outside the ordinary course of business, all as determined on a consolidated basis with respect to the Parent Borrower and the Subsidiaries in accordance with GAAP.  If the Parent Borrower or any Subsidiary has made any Permitted Acquisition or any sale, transfer, lease or other disposition of assets outside of the ordinary course of business permitted by Section 6.06 during the relevant period for determining Consolidated EBITDA, Consolidated EBITDA for the relevant period shall be calculated after giving pro forma effect thereto, as if such Permitted Acquisition or sale, transfer, lease or other disposition of assets (and any related incurrence, repayment or assumption of Indebtedness, with any new Indebtedness being deemed to be amortized over the relevant period in accordance with its terms, and assuming that any Loans borrowed in connection with such acquisition are repaid with excess cash balances when available) had occurred on the first day of the relevant period for determining Consolidated EBITDA.  Any such pro forma calculations may include operating and other expense reductions and other synergistic benefits for such period resulting from any Permitted Acquisition that is being given pro forma effect to the extent that such operating and other expense reductions and other synergistic benefits would be permitted pursuant to Article XI of Regulation S-X under the Securities Act of 1933.  Consolidated EBITDA shall be $32,100,000, $28,200,000, $23,600,000 and $16,200,000 for the fiscal quarters ended March 31, 2003, June 30, 2003, September 30, 2003 and December 31, 2003, respectively.

“Consolidated Interest Expense” means, for any period, the interest expense, both expensed and capitalized (including the interest component in respect of Capital Lease Obligations), accrued by the Parent Borrower and the Subsidiaries during such period (net of payments made or received under interest rate protection agreements and net of interest income), determined on a consolidated basis in accordance with GAAP; provided that “Consolidated Interest Expense” shall not include non-cash interest expense in respect of the Senior Subordinated Notes arising because

(i) the Senior Subordinated Notes and the Warrants were issued at a discount to their face value or (ii) a portion of the issue price of the Senior Subordinated Notes and the Warrants was allocated to the Warrants.

“Consolidated Net Income” means, for any period, net income or loss of the Parent Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income of any unconsolidated Subsidiary and any Person in which any other Person (other than the Parent Borrower or any of the Subsidiaries or any director holding qualifying shares in compliance with applicable law or any other third party holding a de minimus number of shares in order to comply with other similar requirements) has an Equity Interest, except to the extent of the amount of dividends or other distributions actually paid by such Subsidiary or other Person during such period to the Parent Borrower or any other Subsidiary that is not subject to the restrictions set forth in clause (a) or (b) hereof (provided that the Parent Borrower’s or any other Subsidiary’s equity in the net loss of any such Subsidiary or Person for such period shall be included in determining Consolidated Net Income), (b) the income (but not the loss) of any Subsidiary to the extent that such Subsidiary is contractually or legally prohibited from paying dividends, except to the extent of the amount of dividends or other distributions actually paid by such Subsidiary during such period to the Parent Borrower or any other Subsidiary that is not subject to the restrictions set forth in clause (a) or (b) hereof and (c) the income (or loss) of any Person accrued prior to the date it becomes (or, for pro forma purposes, is deemed to have become) a Subsidiary or is merged into or consolidated with the Parent Borrower or any of the Subsidiaries or the date that Person’s assets are acquired by the Parent Borrower or any of the Subsidiaries.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Control Group” means collectively the Sponsor and all Persons Controlled by the Sponsor (other than any operating company Controlled by the Sponsor).

“Daily Reporting Period” means the period commencing upon the date of any Daily Reporting Trigger Event and terminating upon the date of the first Daily Reporting Termination Event following such Daily Reporting Trigger Event.

“Daily Reporting Termination Event” means the last Business Day in any period of five consecutive Business Days on which the total Revolving Exposures at all times during each Business Day is less than 90% of the lesser of (a) the total amount of the Commitments at the end of such Business Day and (b) the Borrowing Base in effect at the end of such Business Day.

“Daily Reporting Trigger Event” means the last Business Day in any period of two consecutive Business Days on which the total Revolving Exposures at any time during each Business Day is equal to or greater than 90% of the lesser of (a) the total amount of the Commitments at the end of such Business Day and (b) the Borrowing Base in effect at the end of such Business Day.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Dilution Factors” means, without duplication, with respect to any period, the aggregate amount of all deductions, credit memos, returns, adjustments, allowances, bad debt write-offs and other non-cash credits that are recorded to reduce accounts receivable of the Loan Parties in a manner consistent with current and historical accounting practices of the Parent Borrower or the Canadian Subsidiary Borrower, as applicable.

“Dilution Ratio” means, at any date, (a) the amount (expressed as a percentage) equal to (i) the aggregate amount of the applicable Dilution Factors for the 12 most recently ended fiscal months of the Parent Borrower divided by (ii) total gross sales of the Loan Parties for the 12 most recently ended fiscal months of the Parent Borrower, minus (b) 5%; provided that the Dilution Ratio shall not be less than zero.

“Dilution Reserve” means, at any date, the Dilution Ratio on such date multiplied by the amount of Eligible Accounts Receivable on such date.

“Documentation Agent” means Credit Suisse First Boston, acting through its Cayman Islands Branch, in its capacity as documentation agent for the Lenders hereunder.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Commitment” means, with respect to each Domestic Lender, the commitment of such Domestic Lender to make Domestic Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Domestic Lender’s Domestic Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Domestic Lender pursuant to Section 10.04.  The initial amount of each Domestic Lender’s Domestic Commitment is set forth on Schedule 2.01(a), or in the Assignment and Assumption pursuant to which such Domestic Lender shall have assumed its Domestic Commitment, as applicable.  The initial aggregate amount of the Domestic Lenders’ Domestic Commitments is $70,000,000.

“Domestic Lender” means the Persons listed on Schedule 2.01(a) and any other Person that shall have become a party hereto as a Domestic Lender pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.  Unless the context otherwise requires, the term “Domestic Lenders” includes the Swingline Lender.

“Domestic Perfection Certificate” shall have the meaning assigned to the term “Perfection Certificate” in the Domestic Security Agreement.

“Domestic Pledge Agreement” means the Domestic Pledge Agreement, substantially in the form of Exhibit E-1, among each Loan Party (other than the Canadian Subsidiary Borrower and any other Loan Party that is a Foreign Subsidiary) and the Collateral Agent.

“Domestic Revolving Exposure” means, with respect to any Domestic Lender at any time, the sum of the outstanding principal amount of such Domestic Lender’s Domestic Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Domestic Revolving Loan” means a Loan made by a Domestic Lender pursuant to Section 2.01(a).  Each Domestic Revolving Loan shall be a Eurodollar Loan or an ABR Loan.

“Domestic Security Agreement” means the Domestic Security Agreement, substantially in the form of Exhibit F-1, among each Loan Party (other than the Canadian Subsidiary Borrower and any other Loan Party that is a Foreign Subsidiary) and the Collateral Agent.

“Domestic Subsidiary Borrower” means each Subsidiary of the Parent Borrower listed on Schedule 1.01(c).

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 10.02).

“Eligible Accounts Receivable” means, at any time of determination, the aggregate of the amounts (determined as provided in the second succeeding sentence) for each Account of the Loan Parties that satisfies the following criteria at the time of creation and continues to meet the same at such time of determination:  such Account (i) has been invoiced to, and represents the bona fide amounts due to any Loan Party from, the purchaser of goods or services, in each case originated in the ordinary course of business of such Loan Party, and (ii) is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (a) through (t) below or otherwise deemed, solely at the discretion of the Consenting Agents, to be ineligible for inclusion in the calculation of the Borrowing Base.  Without limiting the foregoing, to qualify as Eligible Accounts Receivable, an Account shall indicate no Person other than a Loan Party as payee or remittance party.  The amount to be so included in Eligible Accounts Receivable at any time with respect to Accounts shall be the face amount of Accounts, reduced by, without duplication and to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, debit memos, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that the applicable Loan Party may be obligated to rebate to a customer pursuant to the terms of any agreement or understanding (written or oral)), (ii) the aggregate amount of all limits and deductions provided for in this definition and elsewhere in this Agreement, (iii) the aggregate amount of all cash received in respect of such Account but not yet applied by the applicable Loan Party to reduce the amount of such Account and (iv) with respect to an Account of the Canadian Subsidiary Borrower or any Subsidiary of the Canadian Subsidiary Borrower that is a Loan Party, the amount of all goods and services taxes, harmonized taxes and sales taxes payable in respect of such Account.  Standards of eligibility may be fixed from time to time solely at the discretion of the Consenting Agents, acting jointly, with any changes in such standards to be effective three Business Days after delivery of notice thereof to the Parent Borrower.  Unless otherwise approved from time to time in writing by the Consenting Agents, no Account shall be an Eligible Account Receivable if:

(a) the applicable Loan Party does not have sole lawful and absolute title to such Account; or

(b) such Account (i) is unpaid more than 90 days from the original date of invoice or 60 days from the original due date or (ii) has been written off the books of the applicable Loan Party or has been otherwise designated on such books as uncollectible; or

(c) more than 50% in face amount of all Accounts of the Account Debtor with respect to such Account are ineligible pursuant to clause (b) above; or

(d) the Account Debtor with respect to such Account is insolvent or the subject of any bankruptcy case or insolvency proceeding of any kind; or

(e) such Account is not payable in dollars or the applicable Account Debtor is either not organized under the laws of the United States of America or any State thereof or the District of Columbia or is located or has its principal place of business or substantially all its assets outside the United States; provided that, with respect to an Account of the Canadian Subsidiary Borrower or any Subsidiary of the Canadian Subsidiary Borrower that is a Loan Party, such Account may be payable in Canadian Dollars and the applicable Account Debtor may be organized under the laws of Canada or any province thereof and be located or have its principal place of business or substantially all its assets in Canada; or

(f) the applicable Account Debtor is the United States of America or Canada or any department, agency or instrumentality thereof, unless the relevant Loan Party duly assigns its rights to payment of such Account to the Administrative Agent pursuant to the Assignment of Claims Act of 1940, as amended, or the Financial Administration Act (Canada), as amended, as applicable, which assignment and related documents and filings shall be in form and substance satisfactory to the Collateral Agent; or

(g) such Account is subject to any adverse security deposit, progress payment, retainage or other similar advance made by or for the benefit of the applicable Account Debtor, in each case to the extent thereof; or

(h) such Account is not subject to a valid and perfected first-priority Lien in favor of the Collateral Agent for the benefit of the Secured Parties to secure the Obligations, subject to no other Liens, other than Liens described under clauses (a) and (e) of the definition of “Permitted Encumbrances”; or

(i) (A) such Account was invoiced (1) in advance of goods or services provided or (2) twice or more or (B) income associated with such Account has not been earned; or

(j) such Account is a non-trade Account, or relates to payments for interest; or

(k) the sale to the applicable Account Debtor in respect of such Account is on a bill-and-hold, guarantee sale, sale-and-return, ship-and-return, sale on approval, extended terms or consignment or other similar basis or made pursuant to any other agreement providing for repurchase or return of any merchandise that has been claimed to be defective or otherwise unsatisfactory; or

(l) the goods giving rise to such Account have not been shipped or title has not been transferred to the applicable Account Debtor, or such Account represents a progress-billing or otherwise does not represent a complete sale; provided that, for purposes hereof, “progress-billing” means any invoice for goods sold or leased or services rendered under a contract or agreement pursuant to which such Account Debtor’s obligation to pay such invoice is conditioned upon the applicable Loan Party’s completion of any further performance under the contract or agreement; or

(m) such Account arises out of a sale made by the applicable Loan Party to an employee, officer, agent, director, stockholder, subsidiary or Affiliate of any Loan Party; or

(n) such Account was created as a new receivable for the unpaid portion of an outstanding Account (including chargebacks, debit memos or other adjustments for unauthorized deductions);

(o) the applicable Account Debtor (i) is a creditor of any Loan Party, (ii) has, or has asserted, a right of set-off against any Loan Party (unless such Account Debtor has entered into a written agreement reasonably acceptable to the Collateral Agent to waive such set-off rights) or (iii) has disputed its liability (whether by chargeback or otherwise) or made any asserted or unasserted claim with respect to such Account or any other Account of any Loan Party that has not been resolved, in each case, without duplication, to the extent of (A) the amount owed by such Loan Party to such Account Debtor, (B) the amount of such actual or asserted right of set-off or (C) the amount of such dispute or claim, as the case may be; or

(p) such Account does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state, local or foreign, including the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board; or

(q) as to all or any part of such Account, a check, promissory note, draft, trade acceptance or other Instrument for the payment of money has been received, presented for payment and returned uncollected for any reason; or

(r) such Account is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates that any Person other than the applicable Loan Party has or has had or has purported to have or have had an ownership interest in such goods; or

(s) such Account is an extended terms account that is due and payable more than 60 days from the original date of invoice; or

(t) such Account is created on cash in advance terms.

Notwithstanding the forgoing, all Accounts of any single Account Debtor and its Affiliates that, in the aggregate, exceed (i) 20% in respect of an Account Debtor whose securities are rated Investment Grade or (ii) 10% in respect of all other Account Debtors, in either case of the total amount of all Accounts of the Loan Parties at any time of determination, shall be deemed not to be Eligible Accounts Receivable to the extent of such excess.  For purposes of clause (b) above, in determining the aggregate amount from the same Account Debtor that is unpaid more than 90 days from the original date of invoice or more than 60 days from the original due date, there shall be excluded the amount of any net credit balances relating to Accounts due from an Account Debtor with invoice dates more than 90 days from the original date of invoice or more than 60 days from the original due date.

“Eligible Finished Goods” means, on any date, the amount of Eligible Inventory defined as Finished Goods by the Parent Borrower or the Canadian Subsidiary Borrower, as applicable, on such date as shown on its perpetual inventory records in accordance with its current and historical accounting practices.

“Eligible Inventory” means, at any time of determination, without duplication, the Inventory Value of the Inventory of the Loan Parties at such time that is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (a) through (o) below or otherwise deemed, at the sole discretion of the Consenting Agents, to be ineligible for inclusion in the calculation of the Borrowing Base.  Without limiting the foregoing, to qualify as “Eligible Inventory”, no Person other than a Loan Party shall have any direct or indirect ownership, interest or title to such Inventory and no Person other than a Loan Party shall be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein.  Standards of eligibility may be fixed from time to time solely at the discretion of the Consenting Agents with any changes in such standards to be effective three Business Days after delivery of notice thereof to the Parent Borrower.  Unless otherwise from time to time approved in writing by the Consenting Agents, no Inventory shall be deemed Eligible Inventory if:

(a) such Inventory is not owned solely by a Loan Party or a Loan Party does not have sole and good, valid and unencumbered title thereto; or

(b) such Inventory is not located in the United States or Canada; or

(c) such Inventory is not either (i) located in a third party warehouse or in another location not owned by a Loan Party and either (A) covered by a Landlord Lien Waiver or Bailee Letter, as applicable, in each case in form and substance acceptable to the Collateral Agent, or (B) a Rent Reserve has been taken with respect to such Inventory or (ii) located on property owned by a Loan Party; or

(d) such Inventory constitutes goods returned or rejected due to quality issues by a customer of the applicable Loan Party, or constitutes goods in transit to third parties; or

(e) such Inventory constitutes operating supplies, packaging or shipping materials, cartons, repair parts, labels or miscellaneous spare parts or other such materials not considered for sale in the ordinary course of business; or

(f) such Inventory is not subject to a valid and perfected first-priority Lien in favor of the Collateral Agent, subject to no other Liens, other than Liens described under clauses (a), (b) and (e) of the definition of “Permitted Encumbrances”; or

(g) such Inventory is consigned or at a customer location but still accounted for in the perpetual inventory balance of the Parent Borrower or the Canadian Subsidiary Borrower, as applicable; or

(h) such Inventory is being processed offsite at a third party location or outside processor, or is in transit to or from the such third party location or outside processor, or is located at a closed facility; or

(i) such Inventory is seconds or thirds or stale or is scrap, obsolete or slow moving or unmerchantable or is identified as overstock or excess by the Parent Borrower or the Canadian Subsidiary Borrower, as applicable; or

(j) such Inventory is used as a sample or prototype, displays or display items, not first-quality or non-saleable in the ordinary course of business or has been returned by a customer; or

(k) such Inventory is a discontinued product or component thereof; or

(l) any portion of the Inventory Value of such Inventory is attributable to intercompany profit between any Loan Party and any of its Affiliates; or

(m) such Inventory is damaged, returned or marked for return to vendor; or

(n) such Inventory is not in good condition, does not meet all material standards imposed by any Governmental Authority having regulatory authority over it, is repair or replacement parts for machinery and equipment, is rejected, defective or undergoing quality review.

“Eligible Raw Materials” means, on any date, the amount of Eligible Inventory defined as Raw Materials by the Parent Borrower or the Canadian Subsidiary Borrower, as applicable, on such date as shown on its perpetual inventory records in accordance with its current and historical accounting practices.

“Eligible Work in Process” means, on any date, the amount of Eligible Inventory defined as Work in Process by the Parent Borrower or the Canadian Subsidiary Borrower, as applicable, on such date as shown on its perpetual inventory records in accordance with its current and historical accounting practices.

“Environmental Laws” means all laws (including common law), rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, handling, treatment, storage, disposal, Release or threatened Release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, obligation, claim, action, suit, judgment or order, contingent or otherwise (including, but not limited to, any liability for damages, natural resource damage, costs of environmental remediation, administrative oversight costs, fines, penalties or indemnities), of the Parent Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Parent Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an

“accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Parent Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Parent Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Parent Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Parent Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Parent Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Charges” means non-recurring charges incurred in respect of restructurings, plant closings, headcount reductions or other similar actions, including severance charges in respect of employee terminations; provided that the aggregate amount of Excluded Charges shall not exceed (a) $15,000,000 during the term of this Agreement and (b) $7,500,000 during any one fiscal year.

“Excluded Subsidiaries” means the Subsidiaries of the Canadian Subsidiary Borrower set forth on Schedule 1.01(d); provided, however, that any Subsidiary shall cease to be a Excluded Subsidiary at such time as such Subsidiary (a) engages in any business or business activity, other than activities incidental to the liquidation or dissolution of such Subsidiary in accordance with applicable law or (b) has total assets with an aggregate book value or fair market value in excess of $100,000.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income  by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above and (c) in the case of a Foreign Lender with respect to any Borrower (other than an assignee pursuant to a request by the Parent Borrower under Section 2.18(b) or by operation of the CAM), any withholding tax that is imposed on amounts payable by such Borrower to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.16(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from such Borrower with respect to such withholding tax pursuant to Section 2.16(a).

“Existing Credit Agreement” means the Amended and Restated Credit Agreement dated as of May 31, 2000, as amended to the date of this Agreement, among the Parent Borrower (formerly known as Huntsman Packaging Corporation), Aspen Industrial, S.A. de C.V., as Mexico Borrower, the lenders party thereto, Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company), as administrative agent and collateral agent, JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as syndication agent, and The Bank of Nova Scotia, as documentation agent.

“Existing Letters of Credit” means the letters of credit issued under the Existing Credit Agreement and outstanding as of the Effective Date, which are listed on Schedule 1.01(b).

“Existing Preferred Stock” means the Series A Cumulative Exchangeable Redeemable Preferred Stock of the

Parent Borrower outstanding on the Effective Date and having the terms specified in the Parent Borrower’s Third Amended and Restated Articles of Incorporation as in effect on the Effective Date.

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of the Parent Borrower.

“Finished Goods” means completed goods that require no additional processing or manufacturing to be sold to customers (other than customers that are Affiliates of any Loan Party) by a Loan Party in the ordinary course of business.

“First-Priority Assets” means (a) at all times prior to the 2004 Notes First Lien Transition Date (as defined in the Intercreditor Agreement), the assets referred to in clauses (a)(i) through (xi) of the definition of the term “Senior Lender First Lien Collateral” in the Intercreditor Agreement, and (b) at all times on and after the 2004 Notes First Lien Termination Date, any assets.

“First-Priority Collateral” shall have the meaning assigned to the term “Senior Lender First Lien Collateral” in the Intercreditor Agreement.

“Fixed Charge Coverage Ratio” means, as of the end of any period of four consecutive fiscal quarters of the Parent Borrower, the ratio of (a) Consolidated EBITDA for such period to (b) the sum of (i) the aggregate amount of scheduled principal or similar payments made during such period in respect of Long-Term Indebtedness of the Parent Borrower and the Subsidiaries (other than (A) payments made by the Parent Borrower or any Subsidiary to the Parent Borrower or a Subsidiary, (B) payments made by the Parent

Borrower or a Subsidiary in respect of loans under the Existing Credit Agreement and (C) payments made by the Parent Borrower or a Subsidiary in respect of any of the Loans) plus (ii) the aggregate amount of payments made during such period in respect of Long-Term Indebtedness of the Parent Borrower and the Subsidiaries, to the extent that such payments reduced any scheduled principal or similar payments referred to in clause (i) above that would have become due within one year after the date of the applicable payment, plus (iii) Cash Interest Expense during such period plus (iv) cash dividends or other distributions paid by the Parent Borrower in respect of its Equity Interests during such period, plus (v) the aggregate amount of Taxes paid in cash during such period, plus (vi) Capital Expenditures made during such period (excluding Capital Expenditures funded with the Net Proceeds from any sale, transfer or disposition of assets pursuant to Section 6.06(a), (d), (e), (f) or (g) (other than a sale, transfer or disposition of inventory pursuant to Section 6.06(a), all as determined on a consolidated basis with respect to the Parent Borrower and the Subsidiaries in accordance with GAAP.  For purposes of calculating the Fixed Charge Coverage Ratio for any period, if the Parent Borrower has made an election to make cash interest payments in respect of the Senior First Lien Notes on or prior to June 15, 2007, the Fixed Charge Coverage Ratio as of the last day of such period shall be calculated on a pro forma basis as if all interest accruing in respect of the Senior First Lien Notes since the beginning of such period, to the extent not already accrued as cash interest, had instead been paid in cash.

“Foreign Assets” means the assets of or shares or other ownership interests in the Foreign Subsidiaries (other than any Foreign Subsidiary that is a Loan Party).

“Foreign Lender” means, (a) with respect to the Parent Borrower or any Domestic Subsidiary Borrower, any Lender that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia and (b) with respect to the Canadian Subsidiary Borrower, any Lender that is a non-resident of Canada for Canadian tax purposes and not an “authorized foreign bank” under Section 2 of the Bank Act (Canada).

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the

United States of America or any State thereof or the District of Columbia.

“GAAP” means, subject to Section 1.04, generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America or Canada, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantee Agreement” means the Guarantee Agreement, substantially in the form of Exhibit C, among each Loan Party (other than a Foreign Subsidiary that is not organized under the laws of Canada or any province thereof) and the Collateral Agent.

“Hazardous Materials” means all explosive, radioactive, hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates,

asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, and all other substances or wastes of any nature regulated pursuant to any Environmental Law, including any material listed as a hazardous substance under Section 101(14) of CERCLA.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business that are not overdue by more than 90 days, unless the payment thereof is being contested in good faith) (it being understood that “deferred purchase price” in connection with any purchase of property or assets shall include only that portion of the purchase price that shall be deferred beyond the date on which the purchase is actually consummated), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.  Notwithstanding the foregoing, “Indebtedness” shall not include (i) deferred taxes or (ii) unsecured indebtedness of the Parent Borrower or any Subsidiary to finance insurance premiums in a principal amount not in excess of the casualty and other insurance premiums to be paid by the Parent Borrower or any Subsidiary for a three-year period beginning on the date of any incurrence of such indebtedness.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnity, Subrogation and Contribution Agreement” means the Indemnity, Subrogation and Contribution Agreement, substantially in the form of Exhibit D, among each Loan Party (other than a Foreign Subsidiary that is not organized under the laws of Canada or any province thereof) and the Collateral Agent.

“Information Memorandum” means the Confidential Information Memorandum dated January 2004 relating to the Parent Borrower and the Transactions.

“Instrument” shall have the meaning assigned to such term in the New York Uniform Commercial Code.

“Intercreditor Agreement” means the intercreditor agreement entered into among the Parent Borrower, the Collateral Agent, the Senior First Lien Note Trustee and the Senior Second Lien Note Trustee (or any other trustee or agent to which Liens are granted under the Senior First Lien Security Documents or the Senior Second Lien Security Documents), providing for, among other things, (a) the relative priorities of the Liens granted pursuant to the Security Documents, the Senior First Lien Security Documents and the Senior Second Lien Security Documents and (b) restrictions on the exercise of remedies under the Security Documents, the Senior First Lien Security Documents and the Senior Second Lien Security Documents.

“Interest Election Request” means a request by a Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan (including any Swingline Loan), the last Business Day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or with the consent of each Lender, nine or twelve months) thereafter, as the applicable Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Inventory” shall have the meaning assigned to such term in Article 9 of the New York Uniform Commercial Code.

“Inventory Reserves” means reserves against Inventory equal to the sum of the following (with each reserve (other than the reserve described in clause (h) below) determined by the Parent Borrower but subject to adjustment solely at the discretion of the Consenting Agents:

(a)  a reserve for shrink that arises from discrepancies between the perpetual accounting system of the Parent Borrower or the Canadian Subsidiary Borrower, as applicable, and physical counts of the Inventory pertaining to inventory quantities on hand; and

(b)  a reserve for royalties; and

(c)  a reserve for Inventory that is designated to be returned to vendors or that is recognized as damaged, off-quality or not to customer specifications by the applicable Loan Party; and

(d)  to the extent not included in the calculation of Inventory Value, a revaluation reserve whereby capitalized favorable variances shall be deducted from Eligible Inventory and unfavorable variances shall not be added to Eligible Inventory; and

(e)  a lower of the cost or market reserve for any differences between the applicable Loan Party’s actual cost to produce versus its selling price to third parties determined on a product line basis; and

(f)  a reserve for prepaid freight; and

(g)  a reserve for vendor rebates; and

(h)  any other reserve as deemed appropriate from time to time.

“Inventory Value” means, with respect to any Inventory of any Loan Party at any time of determination, the standard cost of such Inventory as shown on the perpetual inventory records of the Parent Borrower or the Canadian Subsidiary Borrower, as applicable, stated on a basis consistent with its current and historical accounting practices, in dollars, determined in accordance with the standard cost method of accounting, less (a) any markup on such Inventory from an Affiliate and (b) in the event variances under the standard cost method (i) are capitalized, favorable variances shall be deducted from Eligible Inventory, and unfavorable variances shall not be added to Eligible Inventory, and (ii) are expensed, a reserve shall be established by the Parent Borrower (but shall be subject to adjustment at the sole discretion of the Consenting Agents) as appropriate in order to adjust the standard cost of Eligible Inventory to approximate actual cost.

“Investment Grade” means, in the case of S&P, a rating of BBB- or better and, in the case of Moody’s, a rating of Baa3 or better.

“IPO” means the issuance by the Parent Borrower of shares of its common stock to the public pursuant to a bona fide underwritten public offering.

“Issuing Bank” means Deutsche Bank Trust Company Americas, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i) and such other financial institutions as may become Issuing Banks as provided in

Section 2.05(i).  The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, subject to the consent of the Parent Borrower which shall not be unreasonably withheld or delayed, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.  In the event that there is more than one Issuing Bank at any time, references herein and in the other Loan Documents to the Issuing Bank shall be deemed to refer to the Issuing Bank in respect of the applicable Letter of Credit or to all Issuing Banks, as the context requires.

“Joint Venture” means, as to a Person, any corporation, partnership or other legal entity or arrangement in which such Person has any direct or indirect equity interest and that is not a subsidiary of such Person.

“Landlord Lien Waiver” means a written agreement reasonably acceptable to the Collateral Agent, pursuant to which a Person shall waive or subordinate its rights and claims as landlord in any Inventory of the applicable Loan Party for unpaid rents, grant access to the Collateral Agent for the repossession and sale of such Inventory and make other agreements relative thereto.

“LC Availability Period” means the period from and including the Effective Date to but excluding the earlier of (a) the date that is five Business Days prior to the Maturity Date and (b) the date of termination of the Domestic Commitments.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Parent Borrower at such time.  The LC Exposure of any Domestic Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lenders” means the Domestic Lenders and the Canadian Lenders.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., London time, on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m., London time, on the date that is two Business Days prior to the beginning of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, the Guarantee Agreement, the Indemnity, Subrogation and Contribution Agreement, the Intercreditor Agreement and the Security Documents.

“Loan Parties” means the Parent Borrower, the Domestic Subsidiary Borrowers, the Canadian Subsidiary Borrower and the other Subsidiary Loan Parties.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

“Long-Term Indebtedness” means any Indebtedness that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Mark-to-Market Value” shall have the meaning assigned to such term in the Intercreditor Agreement.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, properties, assets, condition (financial or otherwise) or contingent or other liabilities of the Parent Borrower and the Subsidiaries, taken as a whole, (b) the ability of the Loan Parties to perform any material obligations under any Loan Document or (c) the rights of or benefits available to the Lenders under any Loan Document.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Parent Borrower and the Subsidiaries in an aggregate principal or similar amount exceeding $10,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Parent Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Parent Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Maturity Date” means February 17, 2009.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means a mortgage, deed of trust, assignment of leases and rents, leasehold mortgage or other security document, including any amendment thereto, granting a Lien on any Mortgaged Property to secure the Obligations.  Each Mortgage shall be reasonably satisfactory in form and substance to the Collateral Agent.

“Mortgaged Property” means, initially, each parcel of real property and the improvements thereto owned by a Loan Party and identified on Schedule 1.01(a), and includes each other parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 5.12 or 5.13.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means, with respect to any event (a) the cash proceeds received by the Parent Borrower and the Subsidiaries in respect of such event including (i) any cash received in respect of any non-cash proceeds (excluding interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid by the Parent Borrower and the Subsidiaries to third parties (other than to the Parent Borrower or a Subsidiary) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or other insured damage or condemnation or similar proceeding), the amount of all payments required to be made by the Parent Borrower and the Subsidiaries as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event (including in order to obtain any consent required therefor), (iii) the amount of all taxes paid (or reasonably estimated to be payable) by the Parent Borrower and the Subsidiaries, and the amount of any reserves established by the Parent Borrower and the Subsidiaries to fund contingent liabilities reasonably estimated to be payable, and that are directly attributable to such event (as determined reasonably and in good faith by the chief financial officer of the Parent Borrower) and (iv) all distributions and other payments required to be made to minority interest holders in Subsidiaries or Joint Ventures as a result of such event (provided that such distribution or payment is proportionate to such minority interest holders’ share of net income (or dividends and distribution made in respect of the capital stock or other equity interests) of such Subsidiary or Joint Venture as provided in the certificate of incorporation or other governing documents of such Subsidiary or Joint Venture).  In the case of Net Proceeds denominated in a currency other than dollars, the amount of such Net Proceeds shall be the dollar equivalent thereof based upon the exchange rates prevailing at the time of the transaction giving rise to such Net Proceeds.

“Obligations” shall have the meaning assigned to the term “Obligations” in the Guarantee Agreement.

“Other Taxes” means any and all current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Parent Borrower” means Pliant Corporation, a Utah corporation.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means the Domestic Perfection Certificate or the Canadian Perfection Certificate.

“Permitted Acquisition” means any acquisition by the Parent Borrower or a Subsidiary of all or substantially all the assets of, or all the Equity Interests in, a Person or a division, line of business or other business unit of a Person if (a) no Default has occurred and is continuing or would result therefrom, (b) all transactions related thereto are consummated in all material respects in accordance with applicable laws, (c) immediately after giving effect thereto, each Subsidiary formed for the purpose of or resulting from such acquisition shall be a Subsidiary and all the Equity Interests of each such Subsidiary shall be owned directly by the Parent Borrower or a Subsidiary and all actions required to be taken with respect to such acquired or newly formed Subsidiary under Sections 5.12 and 5.13 have been taken and (d) the Parent Borrower has delivered to the Administrative Agent an officer’s certificate to the effect set forth in clauses (a), (b) and (c) above, together with all relevant financial information for the Person or assets to be acquired.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.05;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, processors’, landlords’, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 5.05;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f) Liens of a collection bank arising in the ordinary course of business under § 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction;

(g) Liens disclosed on title policies delivered to the Administrative Agent prior to the Effective Date in respect of any Mortgaged Property and easements, zoning restrictions, rights-of-way and similar restrictions and encumbrances (including minor title and survey defects) on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Parent Borrower or any Subsidiary; and

(h) Liens in respect of real property that become Mortgaged Property after the Effective Date pursuant to Section 5.13 to the extent such Lien is permitted by the applicable Mortgage and reasonably acceptable to the Collateral Agent;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means: (i) a marketable obligation, maturing within two years after issuance thereof, issued or guaranteed by the United States of America or an instrumentality or agency thereof, (ii) a certificate of deposit or banker’s acceptance, maturing within one year after issuance thereof, issued by any Lender, or a national or state bank or trust company or a European, Canadian or Japanese bank in each case having capital, surplus and undivided profits of at least $100,000,000 and whose long-term unsecured debt has a rating of “A” or better by S&P or A2 or better by Moody’s or the equivalent rating by any other nationally recognized rating agency (provided that the aggregate face amount of all investments in certificates of deposit or banker’s acceptances issued by the principal offices of or branches of such European or Japanese banks located outside the United States shall not at any time exceed 33-1/3% of all investments described in this definition), (iii) open market commercial paper, maturing within 270 days after issuance thereof, which has a rating of A1 or better by S&P or P1 or better by Moody’s, or the equivalent rating by any other nationally recognized rating agency, (iv) repurchase agreements and reverse repurchase agreements with a term not in excess of one year with any financial institution that has been elected a primary government securities dealer by the Federal Reserve Board or whose securities are rated AA-or better by S&P or Aa3 or better by Moody’s or the equivalent rating by any other nationally recognized rating agency relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, (v) ”money market” preferred stock maturing within six months after issuance thereof or municipal bonds issued by a corporation organized under the laws of any state of the United States, which has a rating of “A” or better by S&P or Moody’s or the equivalent rating by any other nationally recognized rating agency, (vi) tax exempt floating rate option tender bonds backed by letters of credit issued by a national or state bank whose long-term unsecured debt has a rating of AA or better by S&P or Aa2 or better by Moody’s or the equivalent rating by any other nationally recognized rating agency, (vii) ”money market” funds that invest in the investments specified in clauses (i) through (vi) above and (viii) demand deposit accounts with commercial banks.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA, and in respect of which the Parent Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreements” means the Domestic Pledge Agreement and the Canadian Pledge Agreement.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Credit Suisse First Boston as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Priority Payables Reserve” means, with respect to any Person at any time, any amount payable by such Person that is secured by a Lien in favor of a Governmental Authority that ranks or is capable of ranking prior to or pari passu with the Liens created by the Security Documents in respect of any Eligible Accounts Receivable or Eligible Inventory, including, if applicable, amounts owing for wages, vacation pay, severance pay, employee deductions, sales tax, excise tax, Taxes payable pursuant to Part IX of the Excise Tax Act (Canada) (net of GST input credits), income tax, workers compensation, government royalties, pension fund obligations, overdue rents or Taxes, and other statutory or other claims.

“Pro Forma Opening Borrowing Base” means the Borrowing Base, calculated as of January 31, 2004; provided that (a) for purposes of determining Adjusted Eligible Accounts Receivable, (i) the aggregate amount of Accounts shall be determined based upon the accounts receivable aging of the Loan Parties as of January 31, 2004, (ii) the aggregate amount of Accounts that do not constitute Eligible Accounts Receivable shall be deemed to be the amount of such Accounts as of November 30, 2003, as set forth in the November Field Report (other than Accounts that do not constitute Eligible Accounts Receivable pursuant to clause (b)(i) of the definition of “Eligible Accounts Receivable”, which Accounts shall be determined based upon the accounts receivable aging of the Loan Parties as of January 31, 2004) and (iii) the Dilution Reserve shall be deemed to be the Dilution Reserve as of November 30, 2003, as set forth in the November Field Report, (b) for purposes of determining Adjusted Eligible Finished Goods, Adjusted Eligible Raw Materials and Adjusted Eligible Work-in-Process, and the Recovery Rate with respect to any of the foregoing, (i) the aggregate amount of Inventory shall be determined based upon the inventory perpetual records of the Loan Parties as of January 31, 2004, and (ii) the aggregate amount of Inventory that does not constitute Eligible Inventory shall be deemed to be the amount of such Inventory as of November 30, 2003, as set forth in the November Field Report, (c) the Rent Reserve and the Priority Payables Reserve shall be deemed to be the Rent Reserve and Priority Payables Reserve as of November 30, 2003, as set forth in the November Field Report and (d) the Secured Obligations Reserve shall be determined as of January 31, 2004.

“Qualified Preferred Stock” means, with respect to any Person, any preferred Equity Interest that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event does not (a) (i) mature or becomes mandatorily redeemable pursuant to a sinking fund obligation or otherwise; (ii) become convertible or exchangeable at the option of the holder thereof for Indebtedness or preferred stock that is not Qualified Preferred Stock; or (iii) become redeemable at the option of the holder thereof (other than as a result of a change of control event), in whole or in part, in each case on or prior to the first anniversary of the Maturity Date and (b) provide holders thereunder with rights upon the occurrence of a “change of control” event or have other terms relating to “change of control” events that are less favorable to the Lenders than the applicable terms set forth in the Existing Preferred Stock.  Notwithstanding anything to the contrary, the Existing Preferred Stock shall be deemed to be Qualified Preferred Stock.

“Qualifying Foreign Subsidiary” means any Foreign Subsidiary other than (a) a Foreign Subsidiary that is treated as a corporation for U.S. federal income tax purposes or (b) any direct or indirect subsidiary of a Foreign Subsidiary described in clause (a).  The Canadian Subsidiary Borrower is a Qualifying Foreign Subsidiary.

“Raw Materials” means items or materials used or consumed in the manufacturing of goods to be sold by the applicable Loan Party in the ordinary course of business.

“Recovery Rate” means, with respect to any Class of Eligible Inventory, (a) the estimated net recovery of all Eligible Inventory of the Loan Parties of such Class of Eligible Inventory stated in dollars as determined on a net orderly liquidation basis by the most recent analysis conducted by outside inventory consultants/appraisers retained or approved by the Consenting Agents and disclosed to the Parent Borrower divided by (b) the Inventory Value of all Eligible Inventory of the Loan Parties of such Class of Eligible Inventory, as of the date of such most recent analysis.

“Reduced Availability Amount” means, at any time, 75% of the lesser of (a) the total amount of the Commitments at such time and (b) the Borrowing Base in effect at such time.

“Reduced Availability Period” means each period commencing on the last day of a fiscal quarter of the Parent Borrower as of which the Fixed Charge Coverage Ratio was less than 1.10 to 1.00 and ending on the next date of delivery of financial statements of the Parent Borrower pursuant to Section 5.01(a) or (b) and the related certificate of a Financial Officer pursuant to section 5.01(c) demonstrating that the Fixed Charge Coverage Ratio as of the last day of the fiscal period to which such financial statements relate is greater than or equal to 1.10 to 1.00.

“Register” has the meaning set forth in Section 10.04.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation Z” shall mean Regulation Z of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment.

“Rent Reserve” means, with respect to any location that is not owned by a Loan Party where any Inventory (to the extent subject to Liens arising by operation of law or otherwise to secure rent, warehousing fees or similar payment obligations payable by any Loan Party in respect of such location) is located and with respect to which no Landlord Lien Waiver or Bailee Letter, as applicable, is in effect, a reserve equal to three months’ rent, warehousing fees or similar payment obligations at such location.

“Required Canadian Lenders” means, at any time, Canadian Lenders having Canadian Revolving Exposures and unused Canadian Commitments representing more than 50% of the sum of the total Canadian Revolving Exposures and unused Canadian Commitments at such time.

“Required Domestic Lenders” means, at any time, Domestic Lenders having Domestic Revolving Exposures and unused Domestic Commitments representing more than 50% of the sum of the total Domestic Revolving Exposures and unused Domestic Commitments at such time.

“Required Lenders” means, at any time, Lenders having Revolving Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Exposures and unused Commitments at such time.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Parent Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of any such Equity Interests in the Parent Borrower or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Parent Borrower or any Subsidiary.  For the avoidance of doubt, the receipt by the Parent Borrower of its Equity Interests in settlement of any claim made by the Parent Borrower pursuant to the Uniplast Purchase Agreement as in effect on June 15, 2001, shall not be a Restricted Payment.

“Revolving Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of the Domestic Revolving Exposure of such Lender and the Canadian Revolving Exposure of such Lender at such time.

“Revolving Loan” means a Domestic Revolving Loan or a Canadian Revolving Loan.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc.

“SEC” means the Securities and Exchange Commission.

“Second-Priority Collateral” shall have the meaning assigned to the term “2004 Notes First Lien Collateral” in the Intercreditor Agreement.

“Secured Obligations Reserve” means, at any time, the sum of (a) the Mark-to-Market Value of the Secured Swap Obligations of the Loan Parties that constitute Senior Lender Claims (as defined in the Intercreditor Agreement) at such time and (b) if, at such time, any Cash Management Arrangement is in effect that could give rise to Cash

Management Obligations that would constitute Senior Lender Claims (as defined in the Intercreditor Agreement), the greater of (i) $5,000,000 and (ii) the actual amount of Cash Management Obligations that constitute Senior Lender Claims (as defined in the Intercreditor Agreement) at such time; provided that the maximum amount of the Secured Obligations Reserve shall not exceed $8,500,000 at any time.

“Secured Parties” means the “Secured Parties” as defined in the Domestic Security Agreement.

“Secured Swap Obligations” shall have the meaning assigned to the term “Senior Lender Hedging Obligations” in the Intercreditor Agreement.

“Security Agreements” means the Domestic Security Agreement and the Canadian Security Agreement.

“Security Documents” means the Security Agreements, the Pledge Agreements, the Mortgages and each other security agreement or other instrument or document executed and delivered pursuant to Section 5.12 or 5.13 to secure any of the Obligations.

“Senior First Lien Note Documents” means the Senior First Lien Notes, the Senior First Lien Note Indenture, the Senior First Lien Security Documents, the Intercreditor Agreement and all other instruments, agreements and documents evidencing, guaranteeing or otherwise governing the terms of the Senior First Lien Notes.

“Senior First Lien Note Indenture” means the indenture dated as of February 17, 2004, pursuant to which the Senior First Lien Notes are issued.

“Senior First Lien Notes” means the senior secured discount notes to be issued by the Parent Borrower on or prior to the Effective Date and the Indebtedness to be represented thereby.

“Senior First Lien Note Trustee” means the trustee under the Senior First Lien Note Indenture, or any successor thereto.

“Senior First Lien Security Documents” means any and all security agreements, pledge agreements, mortgages and other agreements and documents pursuant to which any Liens are granted to secure any Indebtedness or other obligations in respect of the Senior First Lien Notes.

“Senior Second Lien Note Documents” means the Senior Second Lien Notes, the Senior Second Lien Note Indenture, the Senior Second Lien Security Documents, the Intercreditor Agreement and all other instruments, agreements and documents evidencing, guaranteeing or otherwise governing the terms of the Senior Second Lien Notes.

“Senior Second Lien Note Indenture” means the indenture dated as of May 30, 2003, between the Parent Borrower and Wilmington Trust Company, as trustee, pursuant to which the Senior Second Lien Notes were issued.

“Senior Second Lien Notes” means the $250,000,000 aggregate principal amount of 11 1/8% senior secured notes due 2009 of the Parent Borrower outstanding on the Effective Date.

“Senior Second Lien Note Trustee” means the trustee under the Senior Second Lien Note Indenture, or any successor thereto.

“Senior Second Lien Security Documents” means any and all security agreements, pledge agreements, mortgages and other agreements and documents pursuant to which any Liens are granted to secure any Indebtedness or other obligations in respect of the Senior Second Lien Notes.

“Senior Subordinated Note Documents” means the Senior Subordinated Notes, the Senior Subordinated Note Indenture and all other instruments, agreements and documents evidencing, guaranteeing or otherwise governing the terms of the Senior Subordinated Notes.

“Senior Subordinated Note Indenture” means the indenture dated as of May 31, 2000, between the Parent Borrower and The Bank of New York, as trustee, pursuant to which the Senior Subordinated Notes were issued.

“Senior Subordinated Notes” means the $312,000,000 aggregate principal amount of 13% senior subordinated notes due 2010 of the Parent Borrower outstanding on the Effective Date.

“Sponsor” means J.P. Morgan Partners, LLC.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Stockholders Agreement” means the Stockholders Agreement dated as of May 31, 2000, among Huntsman Packaging Corporation, a Utah corporation, and the stockholders party thereto.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held.

“Subsidiary” means any subsidiary of the Parent Borrower.

“Subsidiary Loan Party” means any Subsidiary of the Parent Borrower; provided that (a) Pliant Investment Inc., a Utah corporation, shall not be a Subsidiary Loan

Party and (b) a Foreign Subsidiary shall not be a Subsidiary Loan Party unless such Foreign Subsidiary is a Qualifying Foreign Subsidiary.

“Swap Agreement” means any agreement with respect to any swap, spot, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Parent Borrower or the Subsidiaries shall be a Swap Agreement.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time.  The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means Credit Suisse First Boston, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” has the meaning set forth in Section 2.04.

“Syndication Agent” means JPMorgan Chase Bank, in its capacity as syndication agent for the Lenders.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Transactions” means (a) the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, (b) the execution, delivery and performance by each Loan Party of the Senior First Lien Note Documents to which it is to be a party, the issuance of the Senior First Lien Notes and the use of the proceeds thereof, (c) the termination of the Existing Credit Agreement, and the payment in full of all loans, interest and other amounts accrued or owing thereunder (other than in respect of the Existing Letters of Credit, which will be fully cash collateralized on or prior to the Effective Date) and (d) the payment of the Transaction Costs.

“Transaction Costs” means the fees and expenses incurred by, or required to be reimbursed or paid by, the Parent Borrower and the Subsidiaries in connection with the Transactions.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act) Act of 2001.

“US Lending Office” means, as to any Canadian Lender, the applicable branch, office or Affiliate of such Canadian Lender designated by such Canadian Lender to make Canadian Revolving Loans to the Parent Borrower or any Domestic Subsidiary Borrower.

“Warrants” means the warrants of the Parent Borrower to acquire common stock of the Parent Borrower issued as units with the Senior Subordinated Notes.

“Weekly Reporting Period” means the period commencing upon the date of any Weekly Reporting Trigger Event and terminating upon the date of the first Weekly Reporting Termination Event following such Weekly Reporting Trigger Event.

“Weekly Reporting Termination Event” means the last Business Day in any period of five consecutive Business Days on which the total Revolving Exposures at all times during each Business Day is less than 80% of the lesser of (a) the total amount of the Commitments at the end of such Business Day and (b) the Borrowing Base in effect at the end of such Business Day.

“Weekly Reporting Trigger Event” means the last Business Day in any period of five consecutive Business Days on which the total Revolving Exposures at any time during each Business Day is equal to or greater than 80% of the lesser of (a) the total amount of the Commitments at the end of such Business Day and (b) the Borrowing Base in effect at the end of such Business Day.

“Wholly Owned Subsidiary” means a Subsidiary of which securities (except for directors’ qualifying shares or other de minimus shares) or other ownership interests representing 100% of the equity are at the time owned, directly or indirectly, by the Parent Borrower.

“Withdrawal Liability” means liability of the Parent Borrower or any ERISA Affiliate to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Work in Process” means items that require additional processing or manufacturing to be sold to customers (other than customers that are Affiliates of any Loan Party) by a Loan Party in the ordinary course of its business, other than Raw Materials.

SECTION 1.02.  Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03.  Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04.  Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Parent Borrower notifies the Administrative Agent that the Parent Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Parent Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

The Credits

SECTION 2.01.  Commitments; Loans Outstanding on Effective Date.  (a)  Subject to the terms and conditions set forth herein, each Domestic Lender agrees to make loans in dollars to the Parent Borrower and the Domestic Subsidiary Borrowers from time to time during the Revolving Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Domestic Revolving Exposure exceeding such Lender’s Domestic Commitment (after giving effect to the application of any proceeds being applied contemporaneously with the advance of such Domestic Revolving Loans), (ii) the total Domestic Revolving Exposures’ exceeding the total amount of the Domestic

Commitments, (iii) the total Revolving Exposures’ exceeding the lesser of (A) the total amount of the Commitments and (B) the Borrowing Base then in effect, (iv) at any time during the Availability Cap Period, the total Revolving Exposures’ exceeding $45,000,000 and (v) at any time during a Reduced Availability Period, the total Revolving Exposures’ exceeding the Reduced Availability Amount at such time.

(b)  Subject to the terms and conditions set forth herein, each Canadian Lender agrees to make loans in dollars from its US Lending Office to the Parent Borrower and the Domestic Subsidiary Borrowers and from its Canadian Lending Office to the Canadian Subsidiary Borrower, in each case from time to time during the Revolving Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Canadian Revolving Exposure exceeding such Lender’s Canadian Commitment (after giving effect to the application of any proceeds being applied contemporaneously with the advance of such Canadian Revolving Loans), (ii) the total Canadian Revolving Exposures’ exceeding the total amount of the Canadian Commitments, (iii) the total Revolving Exposures’ exceeding the lesser of (A) the total amount of the Commitments and (B) the Borrowing Base then in effect, (iv) at any time during the Availability Cap Period, the total Revolving Exposures’ exceeding $45,000,000 and (v) at any time during a Reduced Availability Period, the total Revolving Exposures’ exceeding the Reduced Availability Amount at such time.

(c)  Notwithstanding anything in this Agreement to the contrary, no Lender shall make any Loan to any Domestic Subsidiary Borrower unless (i) immediately after giving effect to such Loan (after giving effect to the application of any proceeds being applied contemporaneously with the advance of such Loan), the aggregate amount of Loans made to all Domestic Subsidiary Borrowers does not exceed $9,400,000 and (ii) such Loan constitutes “Permitted Debt” under Section 4.03(b)(iv) of each of the Senior Second Lien Notes Indenture and the Senior Subordinated Notes Indenture.

(d)  Within the foregoing limits and subject to the terms and conditions set forth herein, the Parent Borrower, the Domestic Subsidiary Borrowers and the Canadian Borrower may borrow, prepay and reborrow Revolving Loans during the Revolving Availability Period.

SECTION 2.02.  Loans and Borrowings.  (a)  Each Domestic Revolving Loan shall be made as part of a Borrowing consisting of Domestic Revolving Loans of the same Type made by the Domestic Lenders (or their Affiliates as provided in paragraph (b) below) ratably in accordance with their respective Domestic Commitments.  Each Canadian Revolving Loan shall be made as part of a Borrowing consisting of Canadian Revolving Loans of the same Type made by the Canadian Lenders (or their Affiliates as provided in paragraph (b) below) ratably in accordance with their respective Canadian Commitments.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)  Subject to Section 2.13, each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Parent Borrower may request in accordance herewith.  Each Swingline Loan shall be an ABR Loan.  Each Lender at its option may make any Canadian Revolving Loan or any Eurodollar Loan by causing any branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of any Borrower to repay such Loan in accordance with the terms of this Agreement and shall not result in any increased costs under Section 2.14 or any obligation by any Borrower to make any payment under Section 2.16 in excess of the amounts, if any, that such Lender would be entitled to claim under Section 2.14 or 2.16, as applicable, without giving effect to such change in lending office.

(c)  At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000.  At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000; provided that an ABR Revolving Borrowing of any Class may be in an aggregate amount that is equal to the entire unused balance of the total amount of the Commitments of such Class or that is equal to the amount required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e).  Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $500,000.  Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of eight Eurodollar Borrowings outstanding.

(d)  Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03.  Requests for Borrowings.  To request a Revolving Borrowing, the Parent Borrower shall notify the Administrative Agent (on behalf of itself or another Borrower) of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 1:00 p.m., New York City time, one Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Parent Borrower (on behalf of itself or another Borrower).  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) whether the Parent Borrower is requesting such Borrowing on behalf of itself or for another Borrower (and, if on behalf of another Borrower, the identity of such Borrower);

(ii) whether the requested Borrowing is a Domestic Revolving Borrowing or a Canadian Revolving Borrowing;

(iii) the aggregate amount of such Borrowing;

(iv) the date of such Borrowing, which shall be a Business Day;

(v) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(vi) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vii) the location and number of the relevant Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the Parent Borrower shall be deemed to have selected (on behalf of itself or the applicable Borrower) an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request with respect to a Borrowing of any Class in accordance with this Section, the Administrative Agent shall advise each Lender with respect to such Class of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04.  Swingline Loans.  (a)  Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make loans (“Swingline Loans”) to the Parent Borrower from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $5,000,000, (ii) the total Domestic Revolving Exposures’ exceeding the total amount of the Domestic Commitments, (iii) the total Revolving Exposures’ exceeding the lesser of (A) the total amount of the Commitments and (B) the Borrowing Base then in effect, (iv) at any time during the Availability Cap Period, the total Revolving Exposures’ exceeding $45,000,000 and (v) at any time during a Reduced Availability Period, the total Revolving Exposures’ exceeding the Reduced Availability Amount at such time; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Parent Borrower may borrow, prepay and reborrow Swingline Loans.

(b)  To request a Swingline Loan, the Parent Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan.  Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day), the amount of the requested Swingline Loan and the wire transfer instructions for the account of the Parent Borrower to which the proceeds of such Swingline Loan should be transferred.  The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Parent Borrower.  The Swingline Lender shall make each Swingline Loan available to the Parent Borrower by wire transfer to the account specified by the Parent Borrower in the request for such Swingline Loan (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the Issuing Bank) by 2:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c)  The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Domestic Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding.  Such notice shall specify the aggregate amount of Swingline Loans in which Domestic Lenders will participate.  Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Domestic Lender, specifying in such notice such Domestic Lender’s Applicable Percentage of such Swingline Loan or Loans.  Each Domestic Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Domestic Lender’s Applicable Percentage of such Swingline Loan or Loans.  Each Domestic Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Domestic Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Domestic Lender shall comply with its obligation under this paragraph by making a wire transfer to the Administrative Agent for the benefit of the Swingline Lender of immediately available funds, in the same manner as provided in Section 2.06 with respect to Domestic Revolving Loans made by such Domestic Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Domestic Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders.  The Administrative Agent shall notify the Parent Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender.  Any amounts received by the Swingline Lender from the Parent Borrower (or other party on behalf of the Parent Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Domestic Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear.  The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Parent Borrower of any default in the payment thereof.

SECTION 2.05.  Letters of Credit.  (a)  General.  Subject to the terms and conditions set forth herein, the Parent Borrower may request the issuance of Letters of Credit for its own account or the account of any other Loan Party (provided that the Parent Borrower shall be a co-applicant with respect to each Letter of Credit issued for the account of or in favor of such other Loan Party, and the issuance of any such Letter of Credit shall constitute a Guarantee by the Parent Borrower of Indebtedness of such Loan Party pursuant to Section 6.05(e)), in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the LC Availability Period.  All Letters of Credit shall be denominated in U.S. dollars.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Parent Borrower to, or entered into by the Parent Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)  Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Parent Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by the Issuing Bank, the Parent Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Parent Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $15,000,000, (ii) the total Domestic Revolving Exposures shall not exceed the total amount of the Domestic Commitments and (iii) the total Revolving Exposures shall not exceed (A) the lesser of the total amount of the Commitments and the Borrowing Base then in effect, (B) at any time during the Availability Cap Period, $45,000,000 or (C) at any time during a Reduced Availability Period, the Reduced Availability Amount at such time.

(c)  Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date.

(d)  Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Domestic Lender, and each Domestic Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Domestic Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Domestic Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Domestic Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Parent Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Parent Borrower for any reason.  Each Domestic Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)  Reimbursement.  If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Parent Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Parent Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Parent Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that the Parent Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Parent Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, if the Parent Borrower does not otherwise elect by notice to the Administrative Agent to make such payment, the Parent Borrower shall be deemed to have requested in accordance with Section 2.03 (but without regard to the minimum borrowing amounts specified in Section 2.02) that such LC Disbursement be financed with an ABR Domestic Revolving Borrowing in an amount equal to such LC Disbursement, the Administrative Agent shall notify the Domestic Lenders thereof, the Domestic Lenders shall (subject to the conditions to borrowing herein) advance their respective ABR Domestic Revolving Loans (which shall be applied to reimburse such LC Disbursement) and, to the extent such ABR Domestic Revolving Loans are so advanced and applied, the Parent Borrower’s obligation to make such payment shall be deemed discharged as of the date due and replaced by the resulting ABR Domestic Revolving Loans.  If and to the extent that the Parent Borrower’s obligation to make such payment is not fully discharged and replaced by ABR Domestic Revolving Loans as aforesaid (whether as a result of the failure to satisfy any condition to borrowing or otherwise) and if the Parent Borrower otherwise fails to make such payment when due, the Administrative Agent shall notify each Domestic Lender of the applicable LC Disbursement, the payment then due from the Parent Borrower in respect thereof and such Domestic Lender’s Applicable Percentage thereof.  Promptly following receipt of such notice, each Domestic Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Parent Borrower, in the same manner as provided in Section 2.06 with respect to Domestic Loans made by such Domestic Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Domestic Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Domestic Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Parent Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Domestic Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Domestic Lenders and the Issuing Bank as their interests may appear.  Any payment made by a Domestic Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Domestic Revolving Loans as contemplated above) shall not constitute a Loan and shall not relieve the Parent Borrower of its obligation to reimburse such LC Disbursement.

(f)  Obligations Absolute.  The Parent Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute,

unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Parent Borrower’s obligations hereunder.  Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that nothing in this Section 2.05 shall be construed to excuse the Issuing Bank from liability to the Parent Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Parent Borrower to the extent permitted by applicable law) suffered by the Parent Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank, the Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)  Disbursement Procedures.  The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The Issuing Bank shall promptly notify the Administrative Agent and the Parent Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Parent Borrower of its obligation to reimburse the Issuing Bank and the Domestic Lenders with respect to any such LC Disbursement.

(h)  Interim Interest.  If the Issuing Bank shall make any LC Disbursement, then, unless the Parent Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Parent Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Domestic Revolving Loans; provided that, if the Parent Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.12(c) shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Domestic Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)  Replacement of the Issuing Bank; Additional Issuing Banks.  The Issuing Bank may be replaced at any time by written agreement among the Parent Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank.  One or more Domestic Lenders may be appointed as additional Issuing Banks by written agreement among the Parent Borrower, the Administrative Agent (whose consent will not be unreasonably withheld) and the Domestic Lender that is to be so appointed.  The Administrative Agent shall notify the Domestic Lenders of any such replacement of the Issuing Bank or any such additional Issuing Bank.  At the time any such replacement shall become effective, the Parent Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(b).  From and after the effective date of any such replacement or addition, as applicable, (i) the successor or additional Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or such addition or to any previous Issuing Bank, or to such successor or such addition and all previous Issuing Banks, as the context shall require.  After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.  If at any time there is more than one Issuing Bank hereunder, the Parent Borrower may, in its discretion, select which Issuing Bank is to issue any particular Letter of Credit.

(j)  Cash Collateralization.  If any Event of Default shall occur and be continuing, on the Business Day that the Parent Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Domestic Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Parent Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Domestic Lenders, an amount in cash equal to 105% of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Parent Borrower described in clause (h) or (i) of Article VII.  The Parent Borrower also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.10(b), and any such cash collateral so deposited and held by the Administrative Agent hereunder shall constitute part of the Borrowing Base for purposes of determining compliance with Section 2.10(b).  Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Parent Borrower under this Agreement.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Parent Borrower’s risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Parent Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Domestic Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Parent Borrower under this Agreement.  If the Parent Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Parent Borrower within three Business Days after all Events of Default have been cured or waived.  If the Parent Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.10(b), such amount (to the extent not applied as aforesaid) shall be returned to the Parent Borrower as and to the extent that, after giving effect to such return, the Parent Borrower would remain in compliance with Section 2.10(b) and no Default shall have occurred and be continuing.

SECTION 2.06.  Funding of Borrowings.  (a)  Each Lender shall make each Loan of any Class to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose for such Class by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04.  The Administrative Agent will make such Loans available to the applicable Borrower by promptly transferring the amounts so received, in like funds, to the account of such Borrower designated by the Parent Borrower in the applicable Borrowing Request; provided that ABR Domestic Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b)  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may, in its sole discretion, assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of any Borrower, the interest rate applicable to ABR Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.07.  Interest Elections.  (a)  Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Parent Borrower may elect (on behalf of itself or another Borrower) to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Parent Borrower (on behalf of itself or another Borrower) may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  This Section shall not apply to Swingline Loans, which may not be converted or continued.

(b)  To make an election pursuant to this Section, the Parent Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Parent Borrower were requesting a Revolving Borrowing of the Class and Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Parent Borrower.

(c)  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing (including the identity of the applicable Borrower) to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Parent Borrower (on behalf of itself or the applicable Borrower) shall be deemed to have selected an Interest Period of one month’s duration.

(d)  Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)  If the Parent Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Parent Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08.  Termination and Reduction of Commitments.  (a)  Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b)  The Parent Borrower may at any time terminate, or from time to time reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Parent Borrower shall not terminate or reduce the Commitments of any Class if (i) the total Domestic Revolving Exposures would exceed the total amount of the Domestic Commitments, (ii) the total Canadian Revolving Exposures would exceed the total amount of the Canadian Commitments or (iii) the total Revolving Exposures would exceed the total amount of the Commitments.

(c)  The Parent Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments of any Class under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders with respect to such Class of Commitments of the contents thereof.  Each notice delivered by the Parent Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments of any Class delivered by the Parent Borrower under paragraph (b) of this Section may state that such notice is conditioned upon the effectiveness of other borrowings or the completion of the sale or issuance of stock of the Parent Borrower or the sale of assets of the Parent Borrower, in which case such notice may be revoked by the Parent Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Commitments of any Class shall be permanent.  Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

SECTION 2.09.  Repayment of Loans; Evidence of Debt.  (a)  Each Borrower, jointly and severally, hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Maturity Date and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the Maturity Date.

(b)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)  The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)  The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be conclusive evidence (absent manifest error) of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)  Any Lender may request that Loans made by it be evidenced by a promissory note.  In such event, the applicable Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a customary form approved by the Administrative Agent and the Parent Borrower.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.10.  Prepayment of Loans.  (a)  The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section.

(b)  If (i) at any time (A) the total Domestic Revolving Exposures exceed the total amount of the Domestic Commitments, (B) the total Canadian Revolving Exposures exceed the total amount of the Canadian Commitments, (C) the total Revolving Exposures exceed the lesser of (1) the total amount of the Commitments at such time and (2) the Borrowing Base then in effect or (D) the total outstanding principal amount of Loans made to Domestic Subsidiary Borrowers by all Lenders exceeds $9,400,000, (ii) at any time during the Availability Cap Period, the total Revolving Exposures exceed $45,000,000 or (iii) at any time during a Reduced Availability Period, the total Revolving Exposures exceed the Reduced Availability Amount, then in any such case the Borrowers shall immediately prepay first, Swingline Loans and second, Revolving Loans, without demand or notice of any kind, to the extent necessary to eliminate such excess.  If any such excess remains after all Revolving Borrowings and Swingline Loans are prepaid, the Borrowers shall deposit cash collateral pursuant to Section 2.05(j) in an amount equal to such remaining excess.

(c)  On each Business Day following a Cash Collection Triggering Event, the Administrative Agent will, as and to the extent required by the terms of the Domestic

Security Agreement and the Canadian Security Agreement, apply cash deposited in the Collateral Proceeds Account on such Business Day to prepay, first, Swingline Loans and second, Revolving Borrowings.  Unless otherwise directed by the Parent Borrower, the Administrative Agent will apply any prepayment of Revolving Borrowings made pursuant to this clause (c) to each Class of Revolving Borrowings on a pro rata basis, with each prepayment of Revolving Borrowings within any Class applied to prepay ABR Borrowings before any other Borrowings, with any excess prepayment amount applied to prepay Eurodollar Borrowings in order of expiration of their respective Interest Periods (and applied on a pro rata basis in respect of Eurodollar Borrowings with Interest Periods expiring on the same date).

(d)  Prior to any optional or mandatory prepayment of Borrowings hereunder (other than a mandatory prepayment made pursuant to clause (c) above), the Parent Borrower shall, subject to the requirements of clause (b) above, select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (e) of this Section; provided that (i) the Parent Borrower may elect not to provide notice, or select the Borrowing or Borrowings to be prepaid, in connection with a mandatory prepayment pursuant to clause (b) above and, in such an event, (A) such prepayment shall be applied to outstanding Borrowings in such manner as the Administrative Agent deems appropriate to comply with the terms of such clause and (B) to the extent the terms of clause (b) do not require any prepayment to be allocated to any specific Class of Borrowings, the Administrative Agent shall apply such prepayment to each Class of Revolving Borrowings on a pro rata basis, and (ii) each prepayment of Revolving Borrowings within any Class shall be applied to prepay ABR Borrowings before any other Borrowings, with any excess prepayment amount applied to prepay Eurodollar Borrowings in order of expiration of their respective Interest Periods (and applied on a pro rata basis in respect of Eurodollar Borrowings with Interest Periods expiring on the same date).

(e)  The Parent Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that (A) no notice shall be required in respect of any mandatory prepayment made pursuant to clause (c) above, (B) in the event the Parent Borrower elects to provide notice of a mandatory prepayment pursuant to clause (b) above to identify the Borrowings to be prepaid in connection therewith, such notice shall be given to the Administrative Agent on the same day that the applicable prepayment is required to be made pursuant to such clause, it being understood that any failure or delay on the part of the Parent Borrower in providing such notice to the Administrative Agent shall not affect the obligations of the Parent Borrower to make such prepayment, and (C) if a notice of optional prepayment is given in connection with a conditional notice of termination of the Commitments of any Class as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08.  Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount such that the remaining amount of such Borrowing not so prepaid would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.

(f)  If, at 3:00 p.m., New York City time, on any Business Day the amount, determined reasonably and in good faith by the Parent Borrower (the “Cash Amount”), equal to (i) the aggregate amount of “cash and cash equivalents” and

“marketable securities” of the Loan Parties, in each case that would be required to be reflected on a consolidated balance sheet of the Parent Borrower and the Subsidiaries prepared as of such time in accordance with GAAP (excluding any such “cash” that is not available funds), minus (ii) the aggregate amount of payments in such cash and cash equivalents that will be made (and will reduce such cash and cash equivalents) on such Business Day, minus (iii) the lesser of (A) $5,000,000 and (B) the aggregate amount of cash and cash equivalents held in Canadian Dollars by the Canadian Subsidiary Borrower at such time, is more than $5,000,000, then on such Business Day the Parent Borrower shall, to the extent (but only to the extent) that any Revolving Borrowings and Swingline Loans are then outstanding, prepay Revolving Borrowings and Swingline Loans to the extent necessary so that, after giving effect to such prepayment and the receipt by the Parent Borrower of the proceeds of any Revolving Borrowings and Swingline Loans made or to be made on such Business Day, the Cash Amount will not exceed $5,000,000.  For purposes of any calculation required by this clause (f), Section 4.02(c) and Section 6.14, the amount of any cash and cash equivalents and marketable securities held by the Parent Borrower or any Subsidiary at any time and denominated in a currency other than dollars shall be deemed to be the dollar equivalent thereof determined in good faith by the Parent Borrower based upon prevailing exchange rates at such time.

SECTION 2.11.  Fees.  (a)  The Parent Borrower agrees to pay to the Administrative Agent for the account of the office (or Affiliate) of each Lender from which such Lender would make Loans of any Class to the Borrowers hereunder (which office or Affiliate shall be specified by each Lender for each Class of such Lender’s Commitments in a notice to the Administrative Agent prior to the initial payment to such Lender under this paragraph) a commitment fee, which shall accrue at a per annum rate of 0.50% on the average daily unused amount of each Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Commitment terminates.  Accrued commitment fees with respect to each Commitment shall be payable in arrears on the last Business Day of March, June, September and December of each year and on the date on which such Commitment terminates, commencing on the first such date to occur after the date hereof.  All commitment fees shall be computed on the basis of a year of

360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  For purposes of determining the unused amount of the Commitment of any Class of each Lender for purposes of computing commitment fees with respect to Commitments, a Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and, in the case of the Domestic Commitments, LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).

(b)  The Parent Borrower agrees to pay (i) to the Administrative Agent for the account of each Domestic Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans on the average daily amount of such Domestic Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Domestic Lender’s Domestic Commitment terminates and the date on which such Domestic Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the Parent Borrower and the Issuing Bank on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Domestic Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees accrued through and including the last Business Day of March, June, September and December of each year shall be payable on such last Business Day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Domestic Commitments terminate and any such fees accruing after the date on which the Domestic Commitments terminate shall be payable on demand.  Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)  The Parent Borrower agrees to pay to each of the Administrative Agent and the Collateral Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Parent Borrower and the Administrative Agent or the Collateral Agent, as applicable.

(d)  All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank or the Collateral Agent, as applicable, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto.  Fees paid shall not be refundable under any circumstances.

SECTION 2.12.  Interest.  (a)  The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)  The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)  Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section.

(d)  Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Domestic Revolving Loans and Canadian Revolving Loans, upon termination of the Domestic Commitments or Canadian Commitments, as the case may be; provided that (A) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (B) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (C) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)  All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.  Solely for purposes of the Interest Act (Canada), (i) whenever interest is to be computed or expressed at any rate (the “Specified Rate”) on the basis of a year of 360 days hereunder, the annual rate of interest to which each such Specified Rate is equal is such Specified Rate multiplied by a fraction, the numerator of which is the actual number of days in the relevant year and the denominator of which is 360; (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation hereunder; and (iii) the rates of interest stipulated herein are intended to be nominal rates and not effective rates or yields.

SECTION 2.13.  Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Domestic Lenders or the Required Canadian Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Parent Borrower and the Domestic Lenders or the Canadian Lenders, as applicable, by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Parent Borrower and such Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Domestic Revolving Borrowing or Canadian Revolving Borrowing, as applicable, to, or continuation of any such Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request with respect to any Domestic Revolving Borrowing or Canadian Revolving Borrowing, as applicable, requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.14.  Increased Costs.  (a)  If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or

(ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate (on an after-tax basis) such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)  If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, following receipt by the Parent Borrower of the certificate referred to in clause (c) below, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c)  A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section (and setting forth the underlying calculations) shall be delivered to the Parent Borrower and shall be conclusive absent manifest error.  The Borrowers shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)  Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Parent Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.15.  Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(e) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Parent Borrower pursuant to Section 2.18 or the CAM Exchange, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount reasonably determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section (and setting forth the underlying calculations) shall be delivered to the Parent Borrower and shall be conclusive absent manifest error.  The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.16.  Taxes.  (a)  Any and all payments by or on account of any obligation of the Borrowers hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)  In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)  The Borrowers shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrowers hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability (and setting forth the underlying calculations) delivered to the Parent Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d)  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)  Any Foreign Lender that is entitled to an exemption from or reduction of withholding Tax under the laws of the jurisdiction in which a Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement made by such Borrower, shall deliver to the Parent Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Parent Borrower as will permit such payments to be made without withholding or at a reduced rate.  Notwithstanding any other provision of this Section 2.16, no such Foreign Lender shall be required to deliver any form pursuant to this Section 2.16(e) that such Foreign Lender is not legally able to deliver.

(f)  If the Administrative Agent or a Lender (or transferee) determines, in its reasonable discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by a Borrower or with respect to which a Borrower has paid additional amounts pursuant to this Section 2.16, it shall pay over such refund to such Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 2.16 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (or transferee) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that the Borrowers, upon the request of the Administrative Agent or such Lender (or transferee), agree to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority), to the Administrative Agent or such Lender (or transferee) in the event the Administrative Agent or such Lender (or transferee) is required to repay such refund to such Governmental Authority.  Nothing contained in this Section 2.16(f) shall require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to any Borrower or any other Person.

SECTION 2.17.  Payments Generally; Pro Rata Treatment; Sharing of Setoffs.  (a)  Each Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without setoff or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices at Eleven Madison Avenue, New York, New York, except payments to be made directly to the Issuing Bank, Swingline Lender or Collateral Agent as expressly provided herein and except that payments pursuant to Sections 2.14, 2.15, 2.16 and 10.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments under each Loan Document shall be made in dollars.

(b)  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)  If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Domestic Revolving Loans, Canadian Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Domestic Revolving Loans, Canadian Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Domestic Revolving Loans, Canadian Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Domestic Revolving Loans, Canadian Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to a Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against any Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(d)  Unless the Administrative Agent shall have received notice from the Parent Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the applicable Borrower will not make such payment, the Administrative Agent may assume, in its sole discretion, that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due.  In such event, if no Borrower has in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b), 2.17(d) or 10.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.18.  Mitigation Obligations; Replacement of Lenders.  (a)  If any Lender requests compensation under Section 2.14, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates (provided that, if such compensation or additional amounts relate to a particular Class of Loans, such designation or assignment may relate only to such Class of Loans), if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)  If any Lender requests compensation under Section 2.14, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender defaults in its obligation to fund Loans hereunder, then the Parent Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Parent Borrower shall have received the prior written consent of the Administrative Agent, the Issuing Bank and Swingline Lender, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments and (iv) with respect to compensation or additional amounts (but not defaults) in respect of a particular Class of Loans, such assignment may be limited to such Class of Loans.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Parent Borrower to require such  assignment and delegation cease to apply.

ARTICLE III

Representations and Warranties

The Parent Borrower represents and warrants to the Lenders that:

SECTION 3.01.  Organization; Powers.  Each of the Parent Borrower and the Subsidiaries is duly organized, validly existing and, where applicable, in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02.  Authorization; Enforceability.  The Transactions entered into and to be entered into by each Loan Party are within such Loan Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action.  This Agreement has been duly executed and delivered by each Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Borrower or such Loan Party (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03.  Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect or, if not obtained or made, would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect and except filings necessary to perfect Liens created under the Loan Documents, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Parent Borrower or any of the Subsidiaries or any order of any Governmental Authority, except, with respect to any violation of applicable law or regulation or any order of any Governmental Authority, to the extent any such violation would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect, (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon the Parent Borrower or any of the Subsidiaries or its assets, except to the extent any such violation, default or right would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect, or give rise to a right thereunder to require any payment to be made by the Parent Borrower or any of the Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Parent Borrower or any of the Subsidiaries, except Liens created under the Loan Documents, the Senior First Lien Security Documents and the Senior Second Lien Security Documents.

SECTION 3.04.  Financial Condition; No Material Adverse Change.  (a)  The Parent Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders’ equity and cash flows (i) as of and for the fiscal years ended December 31, 2000 and 2001, reported on by Arthur Andersen LLP, independent public accountants, (ii) as of and for the fiscal year ended December 31, 2002, reported on by Ernst & Young LLP, independent public accountants and (iii) as of and for the fiscal year ended December 31, 2003, certified by its chief financial officer.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Parent Borrower and its consolidated Subsidiaries, as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (iii) above.

(b)  The Parent Borrower has heretofore made available to the Lenders its pro forma consolidated balance sheet as of December 31, 2003, prepared giving effect to the Transactions as if the Transactions had occurred on such date.  Such pro forma consolidated balance sheet (i) has been prepared in good faith based on the same assumptions used to prepare the applicable pro forma financial statements, which were simultaneously made available to the Lenders (which assumptions are believed by the Parent Borrower to be reasonable), (ii) is based on the best information available to the Parent Borrower after due inquiry, (iii) accurately reflects all material adjustments necessary to give effect to the Transactions and (iv) presents fairly, in all material respects, the pro forma financial position of the Parent Borrower and its consolidated Subsidiaries as of December 31, 2003, as if the Transactions had occurred on such date.

(c)  Except as disclosed in the financial statements referred to above or the notes thereto, after giving effect to the Transactions, none of the Parent Borrower or any of the Subsidiaries has, as of the Effective Date, any material contingent liabilities, unusual long-term commitments or unrealized losses.

(d)  Since December 31, 2002, there has been no material adverse change in the business, operations, properties, assets, condition (financial or otherwise) or contingent or other liabilities of the Parent Borrower and the Subsidiaries, taken as a whole.

SECTION 3.05.  Properties.  (a)  Each of the Parent Borrower and the Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business (including its Mortgaged Properties), except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and other Permitted Encumbrances.

(b)  Each of the Parent Borrower and the Subsidiaries owns, or is licensed or otherwise permitted to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to the business of the Parent Borrower and the Subsidiaries, taken as a whole, and the use thereof by the Parent Borrower and the Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c)  Schedule 3.05 sets forth the address of each real property that is owned or leased by the Parent Borrower or any of the Subsidiaries as of the Effective Date.

(d)  As of the Effective Date, neither the Parent Borrower nor any of the Subsidiaries has received notice of, or has knowledge of, any pending or contemplated condemnation proceeding affecting any Mortgaged Property or any sale or disposition thereof in lieu of condemnation.  Neither any Mortgaged Property nor any interest therein is subject to any right of first refusal, option or other contractual right to purchase such Mortgaged Property or interest therein held by any Person, other than the Parent Borrower or any Subsidiary Loan Party.

SECTION 3.06.  Litigation and Environmental Matters.  (a)  There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Parent Borrower, threatened against or affecting the Parent Borrower or any of the Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any of the Loan Documents or the Transactions.

(b)  Except with respect to any matters that, individually or in the aggregate, would not be reasonably  likely to result in a Material Adverse Effect, neither the Parent Borrower nor any of the Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

SECTION 3.07.  Compliance with Laws and Agreements.  Each of the Parent Borrower and the Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  No Default has occurred and is continuing.

SECTION 3.08.  Investment and Holding Company Status.  Neither the Parent Borrower nor any of the Subsidiaries is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

SECTION 3.09.  Taxes.  Each of the Parent Borrower and the Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Parent Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10.  ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  The present value of all accumulated benefit obligations under each Plan individually (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent audited financial statements reflecting such amounts, exceed by more than $33,500,000 the fair market value of the assets of such Plan individually, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent audited financial statements reflecting such amounts, exceed by more than $38,000,000 the fair market value of the assets of all such underfunded Plans.

SECTION 3.11.  Disclosure.  The Parent Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which the Parent Borrower or any of the Subsidiaries is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  The Information Memorandum and the other reports, financial statements, certificates and other written information furnished by or on behalf of any Loan Party to the Administrative Agent, either Arranger or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished), when made or delivered, did not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Parent Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 3.12.  Subsidiaries.  Schedule 3.12 sets forth the name of, the jurisdiction of organization of, and the direct or indirect ownership interest of the Parent Borrower in, each Subsidiary of the Parent Borrower and identifies each Subsidiary that is a Loan Party, in each case as of the Effective Date.

SECTION 3.13.  Insurance.  Schedule 3.13 sets forth a description of all insurance maintained by or on behalf of the Parent Borrower and the Subsidiaries as of the Effective Date.  As of the Effective Date, all premiums that are due and payable in respect of such insurance have been paid.  The Parent Borrower believes that the insurance maintained by or on behalf of the Parent Borrower and the Subsidiaries is adequate.

SECTION 3.14.  Labor Matters.  As of the Effective Date, there are no strikes, lockouts or slowdowns against the Parent Borrower or any Subsidiary pending or, to the knowledge of the Parent Borrower, threatened that could reasonably be expected to result in a Material Adverse Effect.  All material payments due from the Parent Borrower or any Subsidiary, or for which any claim may be made against the Parent Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Parent Borrower or such Subsidiary.  The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Parent Borrower or any Subsidiary is bound.

SECTION 3.15.  Solvency.  Immediately after the consummation of the Transactions to occur on the Effective Date and immediately following the making of each Loan (if any) made on the Effective Date and after giving effect to the application of the proceeds of such Loans, (a) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) each Loan Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Effective Date.

SECTION 3.16.  Security Documents.  (a)  The Pledge Agreements are effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein (and the proceeds thereof) and, when such Collateral is delivered to the Collateral Agent, the Collateral Agent shall have a fully perfected first-priority Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof as security for the Obligations, as applicable, in each case prior and superior in right to any other Person.

(b)  The Security Agreements are effective to create in favor of the Collateral Agent, for the ratable benefit of the applicable Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein (and the proceeds thereof) and, when financing statements (and/or other filings, notices and registrations, in the case of Collateral under the Canadian Security Agreement) in appropriate form are filed with the appropriate offices in each relevant jurisdiction (including those specified on Schedule 6 to the Domestic Perfection Certificate and those specified on Schedule 6 to the Canadian Perfection Certificate), the Collateral Agent shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral (other than the Intellectual Property (as defined in the Domestic Security Agreement) and, subject to Section 9-315 of the New York Uniform Commercial Code (and the equivalent legislation in other jurisdictions), the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 6.03.

(c)  When the Domestic Security Agreement (or a summary thereof) is filed in the United States Patent and Trademark Office and the United States Copyright Office, the Collateral Agent shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Intellectual Property (as defined in the Domestic Security Agreement) in which a security interest may be perfected by filing, recording or registering a security agreement, financing statement or analogous document in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, in each case prior and superior in right to any other Person (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a lien on registered trademarks, trademark applications and copyrights acquired by the Loan Parties after the Effective Date), other than with respect to Liens permitted by Section 6.03.

(d)  The Mortgages are effective to create, subject to the exceptions listed in each title insurance policy covering such Mortgage, in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable Lien on all of the Loan Parties’ right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 3.16(d), the Collateral Agent shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Mortgaged Properties and, to the extent applicable, subject to Section 9-315 of the New York Uniform Commercial Code (and the equivalent legislation in other jurisdictions), the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to the rights of Persons pursuant to Liens expressly permitted by Section 6.03.

SECTION 3.17.  Federal Reserve Regulations.  (a)  Neither the Parent Borrower nor any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b)  No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or any security convertible into or exchangeable for Margin Stock, or extend credit to others for the purpose of purchasing or carrying Margin Stock or any security convertible into or exchangeable for Margin Stock, or to refund Indebtedness originally incurred for such purpose, or (ii) for any purpose that entails a violation of the provisions of the Regulations of the Board, including Regulation U or Regulation X.

SECTION 3.18.  Senior Secured Obligations.  All the Obligations constitute (a) ”Credit Agreement Obligations” under and as defined in the Senior First Lien Note Indenture and the Senior Second Lien Note Indenture (in each case with respect to the First-Priority Collateral), (b) ”Second-Priority Obligations” under and as defined in the Senior First Lien Note Indenture and “Other Second-Lien Obligations” under and as defined in the Senior Second Lien Note Indenture (in each case with respect to the Second-Priority Collateral) and (c) ”Senior Indebtedness” and “Designated Senior Indebtedness” under and as defined in the Senior Subordinated Note Indenture.  The Liens granted pursuant to the Security Documents (a) in respect of the First-Priority Collateral, are prior to the Liens granted pursuant to the Senior First Lien Note Documents and the Senior Second Lien Note Documents in respect of such Collateral and (b) in respect of the Second-Priority Collateral, are equal in priority to the Liens granted pursuant to the Senior Second Lien Note Documents in respect of such Collateral.

ARTICLE IV

Conditions

SECTION 4.01.  Effective Date.  The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):

(a) The Administrative Agent (or its counsel) shall have received from the Parent Borrower, the Domestic Subsidiary Borrowers, the Canadian Subsidiary Borrower and each Lender, either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent and the Syndication Agent shall have received a favorable written opinion (addressed to the Administrative Agent, the Syndication Agent and the Lenders and dated the Effective Date) of each of (i) Sonnenschein, Nath &

Rosenthal LLP, counsel for the Parent Borrower and the Domestic Subsidiary Borrowers, substantially addressing the matters set forth in Exhibit B-1, (ii) Stoel Rives LLP, Utah counsel for the Parent Borrower, substantially in the form of Exhibit B-2, (iii) Fasken Martineau DuMoulin LLP, counsel for the Canadian Subsidiary Borrower, substantially in the form of Exhibit B-3, (iv) to the extent requested by the Administrative Agent, local counsel in each jurisdiction where a Mortgaged Property is located, substantially in a form agreed to by the Administrative Agent, and (v) foreign counsel in each jurisdiction listed on Schedule 4.01, substantially in a form agreed to by the Administrative Agent, and, in the case of each such opinion required by this paragraph, covering such other matters relating to the Loan Parties, the Loan Documents or the Transactions as the Administrative Agent or the Syndication agent shall reasonably request.  Each Borrower hereby requests such counsel to deliver such opinions.

(c) The Administrative Agent and the Syndication Agent shall have received such documents and certificates as the Administrative Agent, the Syndication Agent or their counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Transactions and any other legal matters relating to the Loan Parties, the Loan Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(d) The Administrative Agent and the Syndication Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Parent Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(e) The Administrative Agent and the Syndication Agent, as applicable, shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by any Loan Party hereunder or under any other Loan Document.

(f) The Collateral Agent shall have received counterparts of the Domestic Pledge Agreement signed on behalf of each Loan Party (other than the Canadian Subsidiary Borrower) and the Canadian Pledge Agreement signed on behalf of the Canadian Subsidiary Borrower  (and, if requested by the Collateral Agent, the Loan Party that holds the Equity Interests in Pliant Corporation of Canada Ltd.), together with certificates (if any) representing all the outstanding Equity Interests of each Subsidiary owned by or on behalf of any Loan Party as of the Effective Date after giving effect to the Transactions (except that such delivery of certificates representing Equity Interests of a Foreign Subsidiary that is not a Loan Party may be limited to 65% of the outstanding voting Equity Interests of such Foreign Subsidiary and, to the extent that delivery of such certificates on the Effective Date is not reasonably practical, such certificates may be delivered within 60 days after the Effective Date), promissory notes evidencing all intercompany Indebtedness owed to any Loan Party by the Parent Borrower or any Subsidiary as of the Effective Date after giving effect to the Transactions and stock powers and instruments of transfer, endorsed in blank, with respect to such certificates and promissory notes.

(g) The Collateral Agent shall have received counterparts of the Domestic Security Agreement signed on behalf of each Loan Party (other than the Canadian Subsidiary Borrower) and the Canadian Security Agreement signed on behalf of the Canadian Subsidiary Borrower, together with the following:

(i) all documents and instruments, including Uniform Commercial Code (or equivalent) financing statements, required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create or perfect the Liens intended to be created under the Security Agreements;

(ii) completed Perfection Certificates dated the Effective Date and signed by an executive officer or Financial Officer of the Parent Borrower or the Canadian Subsidiary Borrower, as applicable, together with all attachments contemplated thereby, including the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificates and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.03 or have been released;

(iii) counterparts of a Mortgage with respect to each Mortgaged Property signed on behalf of the record owner of such Mortgaged Property;

(iv) a policy or policies of title insurance issued by a nationally recognized title insurance company, insuring the Lien of each such Mortgage as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except as permitted by Section 6.03, in form and substance reasonably acceptable to the Collateral Agent, together with such endorsements, coinsurance and reinsurance as the Collateral Agent or the Required Lenders may reasonably request;

(v) copies of all existing surveys and such other information and documents with respect to the Mortgaged Properties as shall be necessary for the aforesaid title insurance policies to be issued without a survey exception; and

(vi) such other customary documentation with respect to the Mortgaged Properties as the Administrative Agent may reasonably require.

(h) The Administrative Agent shall have received (i) a counterpart of the Guarantee Agreement signed on behalf of each Loan Party and (ii) a counterpart of the Indemnity, Subrogation and Contribution Agreement signed on behalf of each Loan Party.

(i) The Lenders shall have received the financial statements described in Section 3.04, which financial statements shall not be materially inconsistent with the financial statements or forecasts previously provided to the Lenders.

(j) The Lenders shall have received projections of the Parent Borrower and the Subsidiaries through the fiscal year ending December 31, 2008, presented on a quarterly basis through December 31, 2004, which projections shall not be materially inconsistent with the projections previously provided to the Agents and the Arrangers.

(k) The Administrative Agent and the Syndication Agent each shall have received evidence satisfactory to it that the insurance required by Section 5.07 is in effect.

(l) The Parent Borrower shall have received gross cash proceeds of not less than $225,000,000 from the issuance of the Senior First Lien Notes and the Administrative Agent shall have received copies of the Senior First Lien Note Documents, certified by a Financial Officer as complete and correct.  The Administrative Agent and the Syndication Agent shall have received from each of the Senior First Lien Note Trustee and the Senior Second Lien Note Trustee either (i) a counterpart of the Intercreditor Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of the Intercreditor Agreement) that such party has signed a counterpart of the Intercreditor Agreement.  The Administrative Agent and the Arrangers shall be satisfied with the terms of the Senior First Lien Note Documents and the Intercreditor Agreement.

(m) The Existing Credit Agreement shall have been terminated, and all loans, interest and other amounts accrued or owing thereunder shall have been paid in full (other than the Existing Letters of Credit, which shall have been fully cash collateralized on or prior to the Effective Date) and all Liens granted in respect thereof shall have been released and the terms and conditions of any such release shall be satisfactory to the Administrative Agent and the Syndication Agent.  The Administrative Agent shall have received a payoff letter in form and substance reasonably satisfactory to the Administrative Agent from Deutsche Bank Trust Company Americas.

(n) The Lenders shall have received a pro forma consolidated balance sheet of the Parent Borrower as of December 31, 2003, reflecting all pro forma adjustments as if the Transactions had been consummated on such date, and such pro forma consolidated balance sheet shall be consistent in all material respects with the forecasts and other information previously provided to the Lenders.  After giving effect to the Transactions, the Parent Borrower and the Subsidiaries shall not have any outstanding Indebtedness or preferred stock other than (i) Indebtedness incurred under the Loan Documents, (ii) the Senior First Lien Notes, (iii) the Senior Second Lien Notes, (iv) the Senior Subordinated Notes, (v) the Existing Preferred Stock and (vi) the Indebtedness permitted pursuant to Section 6.01(ii).

(o) The Agents shall be reasonably satisfied as to the amount and nature of any contingent liabilities relating to environmental and employee health and safety exposures to which the Parent Borrower and the Subsidiaries may be subject, and with the plans of the Parent Borrower and the Subsidiaries with respect thereto.

(p) The Agents shall have received all documentation and other information requested by them to satisfy the requirements of bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

(q) The Agents shall have received a completed Borrowing Base Certificate that sets forth the Pro Forma Opening Borrowing Base.

(r) The Agents shall have received the results of a field examination with respect to the accounts receivable and inventory of the Parent Borrower and the Subsidiaries and an inventory appraisal with respect to the inventory of the Parent Borrower and the Subsidiaries, in each case in form and substance reasonably satisfactory to the Agents.

The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.02) at or prior to 5:00 p.m., New York City time, on February 25, 2004.  The Administrative Agent shall notify the Parent Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02.  Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of each Loan Party set forth in the Loan Documents qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent such representations and warranties expressly relate to an earlier date in which case such representations and warranties shall be true and correct as of such earlier date.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c) At the time of the Borrowing Request with respect to such Borrowing, the amount that the Parent Borrower reasonably and in good faith estimates will be the Cash Amount at 3:00 p.m., New York City time, on the requested date of such Borrowing (after giving effect to such Borrowing) shall not exceed $5,000,000, and such Borrowing Request shall contain a statement to that effect and that the Parent Borrower reasonably and in good faith expects to be in compliance with Section 6.14 as of the date of such Borrowing.

(d) At the time of, and after giving effect to, such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, (i) the total Domestic Revolving Exposures shall not exceed the total amount of the Domestic Commitments, (ii) the total Canadian Revolving Exposures shall not exceed the total amount of the Canadian Commitments, (iii) the total Revolving Exposures shall not exceed the lesser of (A) the total amount of the Commitments and (B) the Borrowing Base then in effect, (iv) if during the Availability Cap Period, the total Revolving Exposures shall not exceed $45,000,000 and (v) if during a Reduced Availability Period, the total Revolving Exposures shall not exceed the Reduced Availability Amount.

(e) The Administrative Agent shall have received an Officers’ Certificate (as defined in the Senior First Lien Note Indenture, the Senior Second Lien Note Indenture and the Senior Subordinated Note Indenture) of the Parent Borrower, dated the date of such Borrowing, or the issuance, amendment, renewal or extension of such Letter of Credit (delivered, and containing a statement that it was delivered, in good faith after reasonable investigation) to the effect that such Borrowing, or the issuance, amendment, renewal or extension of such Letter of Credit, does not violate the provisions of the Senior First Lien Note Indenture, the Senior Second Lien Note Indenture and the Senior Subordinated Note Indenture (including a reasonably detailed summary as to the calculations necessary to determine the absence of any such violation).

The making of any Loan on the occasion of each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Parent Borrower on the date thereof as to the matters specified in paragraphs (a), (b) and (e) of this Section.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, each Borrower covenants and agrees with the Lenders that:

SECTION 5.01.  Financial Statements and Other Information.  The Parent Borrower will furnish to the Administrative Agent, which will deliver to each Lender:

(a) within 90 days after the end of each fiscal year of the Parent Borrower, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Parent Borrower, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Parent Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Parent Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations with respect to compliance with Section 6.09, (iii) setting forth reasonably detailed calculations of the Fixed Charge Coverage Ratio as of the last day of the last fiscal period covered by such financial statements and (iv) stating whether any change in GAAP or in the application thereof has occurred since the date of the Parent Borrower’s audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(e) no later than 12:00 noon, New York City time, on the 10th Business Day after the end of each month, a completed Borrowing Base Certificate calculating and certifying the Borrowing Base as of the last day of such month; provided, however, that (i) with respect to any Weekly Reporting Period, if requested by the Collateral Agent or the Co-Collateral Agent at any time, the Borrowing Base shall be computed for each week containing a day within such Weekly Reporting Period and a completed Borrowing Base Certificate calculating and certifying the Borrowing Base as of the last day of such week shall be delivered to the Administrative Agent, the Collateral Agent and the Co-Collateral Agent no later than 12:00 noon, New York City time, on the third Business Day after the end of such week and (ii) with respect to any Daily Reporting Period, if requested by the Collateral Agent at any time, the Borrowing Base shall be computed for each Business Day during such Daily Reporting Period and a completed Borrowing Base Certificate calculating and certifying the Borrowing Base as of the end of such Business Day shall be delivered to the Administrative Agent, the Collateral Agent and the Co-Collateral Agent no later than 12:00 noon, New York City time, on the third Business Day immediately following the Business Day for which such Borrowing Base Certificate must be delivered; and provided further, however, that upon the termination of any Weekly Reporting Period or Daily Reporting Period, the Parent Borrower shall deliver to the Administrative Agent, the Collateral Agent and the Co-Collateral Agent a certificate signed on behalf of the Parent Borrower by a Financial Officer that sets forth in reasonable detail the calculations of the Borrowing Base that support the termination of such Weekly Reporting Period or Daily Reporting Period, as applicable, and includes such other information as may be reasonably requested by the Consenting Agents with respect to the matters set forth in such certificate;

(f) to the extent requested by any Agent at any time when it reasonably believes that the then-existing Borrowing Base Certificate is materially inaccurate or that the Borrowing Base at such time would, if calculated at such time, be materially different than the Borrowing Base reflected in such then-existing Borrowing Base Certificate, within 10 Business Days of such request, a completed Borrowing Base Certificate that satisfies the requirements of Section 5.01(e) showing the Borrowing Base as of the date so requested, accompanied by the reports and supporting information contemplated thereby or otherwise requested by such Agent;

(g) within two Business Days of any request therefor, such other information concerning the amount, composition and manner of computation of the Borrowing Base as any Agent may reasonably request (in such detail as may reasonably be requested by such Agent);

(h) not later than 30 days following the commencement of each fiscal year of the Parent Borrower, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flow as of the end of and for such fiscal year) and, promptly when available, any significant revisions of such budget;

(i) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Parent Borrower or any Subsidiary with the SEC, or any

Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, as the case may be; and

(j) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Parent Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent, the Collateral Agent or any Lender may reasonably request.

SECTION 5.02.  Notices of Material Events.  The Parent Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of an executive officer or a Financial Officer of the Parent Borrower, affecting the Parent Borrower or any Affiliate thereof that would reasonably be expected to result in a Material Adverse Effect;

(c) any downgrade of the ratings of the Parent Borrower’s senior secured indebtedness for borrowed money by S&P, Moody’s or any other rating agency;

(d) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in liability of the Parent Borrower and the Subsidiaries in an aggregate amount exceeding $5,000,000; and

(e) any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Parent Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03.  Information Regarding Collateral.  (a)  The Parent Borrower will furnish to the Administrative

Agent and the Collateral Agent prompt written notice of any change (i) in any Loan Party’s corporate name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties, (ii) in the location of any Loan Party’s chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it having an aggregate fair value in excess of $100,000 is located (including the establishment of any such new office or facility), (iii) in any Loan Party’s identity or corporate structure, (iv) in any Loan Party’s Federal Taxpayer Identification Number or other organizational identification number (or, with respect to each Foreign Subsidiary, any comparable identification numbers issued by any Governmental Authority) or (v) in any Loan Party’s jurisdiction of incorporation or organization.  The Parent Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code (or the equivalent legislation of other jurisdictions) or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral; provided that the Collateral Agent shall take any action reasonably requested by the Parent Borrower to maintain a valid, legal and perfected security interest in all the Collateral.

(b)  Each quarter, at the time of delivery of annual or quarterly financial statements with respect to the preceding fiscal year or fiscal quarter pursuant to clause (a) or clause (b) of Section 5.01, the Parent Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer and the chief legal officer of the Parent Borrower or the Canadian Subsidiary Borrower, as applicable,(i) setting forth the information required pursuant to Section 2 of the Domestic Perfection Certificate and Section 2 of the Canadian Perfection Certificate or confirming that there has been no change in such information since the date of the applicable Perfection Certificate delivered on the Effective Date or the date of the most recent certificate delivered pursuant to this Section and (ii) certifying that all Uniform Commercial Code financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a description of the Collateral have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (i) above to the extent necessary to protect and perfect the security interests under the Security Agreements for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period).

SECTION 5.04.  Existence; Conduct of Business.  The Parent Borrower will, and will cause each of the Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of the business of the Parent Borrower and the Subsidiaries, taken as a whole; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.04.

SECTION 5.05.  Payment of Obligations; Compliance with Leases.  (a)  The Parent Borrower will, and will cause each of the Subsidiaries to, pay (i) all material Taxes and other charges of any Governmental Authority imposed on it or any of its properties or assets or in respect of any of its franchises, business, income or property before any material penalty or interest accrues thereon and (ii) all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien (other than a Lien permitted under Section 6.03) upon any of the property or assets of the Parent Borrower or any of the Subsidiaries, prior to the time when any penalty or fine shall be incurred with respect thereto, except where (A) the validity or amount thereof is being contested in good faith by appropriate procedures or proceedings, (B) the Parent Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (C) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation and (D) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.

(b)  The Parent Borrower will, and will cause each of the Subsidiaries to, comply with all material terms of each lease under which the Parent Borrower or any

Subsidiary leases any property, as lessee, and at which Accounts or Inventory that is included in the calculation of the Borrowing Base is located.

SECTION 5.06.  Maintenance of Properties.  The Parent Borrower will, and will cause each of the Subsidiaries to, keep and maintain all property material to the conduct of the business of the Parent Borrower and the Subsidiaries taken as a whole in good working order and condition, ordinary wear and tear excepted.

SECTION 5.07.  Insurance.  The Parent Borrower will, and will cause each of the Subsidiaries to, maintain insurance with respect to its material properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.  Such insurance shall be maintained with financially sound and reputable insurers, except that a portion of such insurance program (not to exceed that which is customary in the case of companies engaged in the same or similar business or having similar properties similarly situated) may be effected through self-insurance, provided adequate reserves therefor, in accordance with GAAP, are maintained.  All insurance policies or certificates (or certified copies thereof) with respect to such insurance (A) shall, subject to the terms of the Intercreditor Agreement, be endorsed to the Collateral Agent’s reasonable satisfaction for the benefit of the Lenders (including by naming the Collateral Agent as loss payee or additional insured, as appropriate); and (B) shall state that such insurance policy shall not be canceled without 30 days’ prior written notice thereof (or, in connection with any cancelation resulting from the non-payment of premiums, 10 days’ prior written notice thereof).  The Parent Borrower shall promptly notify the Administrative Agent of any material change or revision, or notice of expiration or non-renewal, with respect to any such insurance policy.  The Parent Borrower shall furnish to the Administrative Agent, on the Effective Date and on the date of delivery of each annual financial statement, full information as to the insurance carried.  At any time that insurance at levels described in Schedule 5.07 is not being maintained by or on behalf of the Parent Borrower or any of the Subsidiaries, the Parent Borrower will notify the Lenders in writing within two Business Days thereof and, if thereafter notified by the Administrative Agent or the Required Lenders to do so, the Parent Borrower or any such Subsidiary, as the case may be, shall obtain insurance at such levels at least equal to those set forth on Schedule 5.07, provided that such insurance can be obtained at commercially reasonable rates.

SECTION 5.08.  Casualty and Condemnation.  (a)  The Parent Borrower will furnish to the Administrative Agent, the Collateral Agent and the Lenders prompt written notice of any casualty or other insured damage to any portion of any Collateral or the commencement of any action or proceeding for the taking of any Collateral or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding, where the fair market value of the Collateral so affected in connection with any such casualty event or condemnation is at least $1,000,000.

(b)  If any event described in paragraph (a) of this Section results in Net Proceeds (whether in the form of insurance proceeds, condemnation award or otherwise), the Collateral Agent is authorized to collect such Net Proceeds and, if received by the Parent Borrower or any Subsidiary, such Net Proceeds shall be paid over to the Collateral Agent; provided that (i) if the aggregate Net Proceeds in respect of such event (other than proceeds of business interruption insurance) are less than $5,000,000, such Net Proceeds shall be paid over to the Parent Borrower unless a Default has occurred and is continuing, (ii) all proceeds of business interruption insurance shall be paid over to the Parent Borrower unless a Default has occurred and is continuing and (iii) for so long as the Senior First Lien Notes remain outstanding, all Net Proceeds in respect of Second-Priority Collateral shall be paid over to the Senior First Lien Note Trustee to the extent required by the terms of the Senior First Lien Note Documents.  All such Net Proceeds retained by or paid over to the Collateral Agent shall be held by the Collateral Agent and released from time to time to pay the costs of repairing, restoring or replacing the affected property or funding expenditures for assets in any business permitted under Section 6.04(b), in each case in accordance with the terms of the applicable Security Document, subject to the provisions of the applicable Security Document regarding application of such Net Proceeds during a Default.

SECTION 5.09.  Books and Records; Inspection and Audit Rights.  (a)  The Parent Borrower will, and will cause each of the Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made in all material respects of all dealings and transactions in relation to its business and activities.  The Parent Borrower will, and will cause each of the Subsidiaries to, permit any representatives designated by the Administrative Agent, the Collateral Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants (and the Parent Borrower shall be provided the opportunity to participate in any such discussions with such independent accountants), all at such reasonable times and as often as reasonably requested.

(b)  The Parent Borrower will, and will cause each of the Subsidiaries to, permit any representatives designated by the Consenting Agents (including any consultants, accountants, lawyers and appraisers retained by the Consenting Agents) to conduct evaluations and appraisals of the Parent Borrower’s computation of the Borrowing Base and the assets included in the Borrowing Base, all at such reasonable times and as often as reasonably requested.  The Parent Borrower shall pay the reasonable fees and expenses of any representatives retained by the Consenting Agents to conduct any such evaluation or appraisal.  The Parent Borrower also agrees to modify or adjust the computation of the Borrowing Base (which may include maintaining additional reserves or modifying the eligibility criteria for the components of the Borrowing Base) to the extent required by the Consenting Agents or the Required Lenders as a result of any such evaluation or appraisal or otherwise.

(c)  In the event that historical accounting practices, systems or reserves relating to the components of the Borrowing Base are modified in a manner that is adverse to the Lenders in any material respect, the Parent Borrower will agree to maintain such additional reserves (for purposes of computing the Borrowing Base) in respect of the components of the Borrowing Base and make such other adjustments to its parameters for including the components of the Borrowing Base as the Consenting Agents or the

Required Lenders in their discretion shall require based upon such modifications.

SECTION 5.10.  Compliance with Laws.  The Parent Borrower will, and will cause each of the Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, including Environmental Laws except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.11.  Use of Proceeds and Letters of Credit.  The proceeds of the Revolving Loans and Swingline Loans will be used solely for general corporate purposes of the applicable Borrower.  No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or any security convertible into or exchangeable for Margin Stock, or extend credit to others for the purpose of purchasing or carrying Margin Stock or any security convertible into or exchangeable for Margin Stock, or to refund Indebtedness originally incurred for such purpose, or (ii) for any purpose that entails a violation of any of the Regulations of the Board, including Regulation U and Regulation X.  Letters of Credit will be issued only for general corporate purposes.

SECTION 5.12.  Additional Subsidiaries.  If any additional Subsidiary is formed or acquired after the Effective Date (or if any Subsidiary ceases to be an Excluded Subsidiary after the Effective Date), the Parent Borrower will notify the Administrative Agent, the Collateral Agent and the Lenders thereof and (a) if (i) such Subsidiary is a Loan Party (other than a Loan Party organized under the laws of Canada or any province thereof), the Parent Borrower will cause such Subsidiary to become a party to the Guarantee Agreement, the Indemnity, Subrogation and Contribution Agreement, the Domestic Security Agreement, the Domestic Pledge Agreement and each other applicable Security Document in the manner provided therein (or, if such Loan Party is a Foreign Subsidiary not organized under the laws of Canada or any province thereof, such mortgages and security, pledge, guarantee and subordination agreements as reasonably requested by the Administrative Agent or the Collateral Agent to guarantee and secure the Obligations) and (ii) if such Subsidiary is a Loan Party organized under the laws of Canada or any province thereof, the Parent Borrower will cause such

Subsidiary to become a party to the Guarantee Agreement, the Indemnity, Subrogation and Contribution Agreement, the Canadian Security Agreement, the Canadian Pledge Agreement and each other applicable Security Document in the manner provided therein, in each case within three Business Days after such Subsidiary is formed or acquired and promptly take such actions to create and perfect Liens on such Subsidiary’s assets to secure the Obligations as the Administrative Agent or the Collateral Agent or the Required Lenders shall reasonably request and (b) if any Equity Interests or Indebtedness of such Subsidiary are owned by or on behalf of any Loan Party, the Parent Borrower will cause certificates and promissory notes evidencing such Equity Interests and Indebtedness to be pledged to secure the Obligations within three Business Days after such Subsidiary is formed or acquired (except that, if such Subsidiary is a Foreign Subsidiary and is not a Loan Party, Equity Interests of such Subsidiary that are owned by or on behalf of the Parent Borrower or a Subsidiary Loan Party and that are to be pledged to secure the Obligations may be limited to 65% of the outstanding voting Equity Interests of such Subsidiary).

SECTION 5.13.  Further Assurances.  (a)  The Parent Borrower will, and will cause each other Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law, or which the Administrative Agent or the Collateral Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties.  The Parent Borrower also agrees to provide to the Administrative Agent and the Collateral Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent and the Collateral Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b)  If any material assets (including any real property or improvements thereto or any interest therein) are acquired by the Parent Borrower or any other Loan Party after the Effective Date (other than assets constituting Collateral that become subject to the Lien of the appropriate Security Agreements upon acquisition thereof), the Parent Borrower will notify the Administrative Agent, the Collateral Agent and the Lenders thereof, and, if requested by the Administrative Agent, the Collateral Agent or the Required Lenders, the Parent Borrower will cause such assets to be subjected to a Lien securing the Obligations and will take, and cause the other Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent or the Collateral Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties, provided that the following property shall not be covered by this Section 5.13(b):  (i) intellectual property a security interest in which would require filings or recordations under laws other than the laws of the United States, Canada (in the case of intellectual property of the Canadian Subsidiary Borrower or another Loan Party organized under the laws of Canada or any province thereof) or any jurisdiction thereof, (ii) owned real estate or leasehold interests with an aggregate fair market value of less than $10,000,000, (iii) any other items of tangible personal property with, in each case, a fair market value of less than $500,000 and (iv) items explicitly excluded by exceptions in any Security Agreement, Pledge Agreement or other Security Document.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Parent Borrower covenants and agrees with the Lenders that:

SECTION 6.01.  Indebtedness.  The Parent Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(i) Indebtedness created under the Loan Documents;

(ii) Indebtedness existing on the Effective Date and set forth in Schedule 6.01 and extensions,

renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;

(iii) Indebtedness of the Parent Borrower to any Subsidiary and of any Subsidiary to the Parent Borrower or any other Subsidiary; provided that Indebtedness of any Subsidiary that is not a Loan Party to any Loan Party shall be subject to Section 6.05;

(iv) Guarantees by the Parent Borrower of Indebtedness of any Subsidiary or Joint Venture and by any Subsidiary of Indebtedness of the Parent Borrower, any other Subsidiary or any Joint Venture; provided that (i) Guarantees by (A) any Loan Party of Indebtedness of any Subsidiary that is not a Loan Party and (B) the Parent Borrower or any Subsidiary of Indebtedness of a Joint Venture, in each case shall be subject to Section 6.05, (ii) any Guarantee of the Senior Subordinated Notes by a Subsidiary shall be subordinated on the same terms as the Senior Subordinated Notes and (iii) any Guarantee of the Senior Subordinated Notes, the Senior First Lien Notes or the Senior Second Lien Notes shall be given only by a Subsidiary that is a Loan Party;

(v) Indebtedness of the Parent Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, including Capital Lease Obligations incurred pursuant to transactions permitted by Section 6.07, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (A) such Indebtedness is incurred prior to or within 120 days after such acquisition or the completion of such construction or improvement and (B) the aggregate principal amount of Indebtedness permitted by this clause (v) shall not exceed $10,000,000 at any time outstanding;

(vi) the Senior First Lien Notes in an aggregate amount not exceeding the $225,298,620 accreted value thereof issued on the Effective Date (plus any accretion of the Senior First Lien Notes after the Effective Date in accordance with the terms of the Senior First Lien Note Indenture);

(vii) Indebtedness with respect to surety, appeal and performance bonds obtained by the Parent Borrower or any of the Subsidiaries in the ordinary course of business;

(viii) other Indebtedness of any Loan Party; provided that (A) the aggregate principal amount of Indebtedness that may be incurred pursuant to this clause (viii) shall not exceed $5,000,000 at any time outstanding and (B) any such Indebtedness shall be unsecured (other than Indebtedness secured by a Lien permitted by Section 6.03(d));

(ix) other Indebtedness of any Subsidiary that is not a Loan Party; provided that the aggregate amount of Indebtedness that may be incurred pursuant to this clause (ix) and outstanding at any time shall not exceed $35,000,000, minus the aggregate amount of Indebtedness that has been incurred pursuant to clauses (v) and (viii) above and that is outstanding at such time;

(x) the Senior Second Lien Notes in an aggregate principal amount not exceeding $250,000,000;

(xi) the Senior Subordinated Notes in an aggregate principal amount not exceeding $320,000,000;

(xii) the Existing Preferred Stock and all additional shares of such Preferred Stock permitted to be issued under Section 6.09(a)(ii), in each case to the extent that such Preferred Stock is or may subsequently become characterized as Indebtedness in the consolidated financial statements of the Parent Borrower in accordance with GAAP and other applicable financial accounting standards; and

(xiii) unsecured Indebtedness representing the deferred purchase price for Permitted Acquisitions; provided that (a) no Subsidiary shall be liable (pursuant to a Guarantee or otherwise) for any such Indebtedness incurred in connection with any Permitted Acquisition other than any Subsidiary resulting from such Permitted Acquisition, (b) the covenants and other material terms with respect to such Indebtedness shall be no more restrictive to the Parent Borrower than the equivalent covenants and terms contained in this Agreement and (c) the aggregate principal amount of Indebtedness permitted by this clause (xiii) shall not exceed $10,000,000 at any time outstanding.

SECTION 6.02.  Certain Equity Securities.  The Parent Borrower will not, nor will it permit any Subsidiary to, issue any preferred stock (other than Qualified Preferred Stock of the Parent Borrower) or be or become liable in respect of any obligation (contingent or otherwise) to purchase, redeem, retire, acquire or make any other payment in respect of any Equity Interests of the Parent Borrower or any Subsidiary, except for (i) the warrants issued in connection with the Existing Preferred Stock, (ii) the Warrants and (iii) actions otherwise permitted under Section 6.09.

SECTION 6.03.  Liens.  The Parent Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Liens created under the Loan Documents;

(b) Permitted Encumbrances;

(c) any Lien on any property or asset of the Parent Borrower or any Subsidiary existing on the Effective Date and set forth in Schedule 6.03; provided that (i) such Lien shall not apply to any other property or asset of the Parent Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations that it secures on the Effective Date and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d) any Lien existing on any property or asset prior to the acquisition thereof by the Parent Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the Effective Date prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Parent Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(e) Liens on fixed or capital assets acquired, constructed or improved by the Parent Borrower or any Subsidiary; provided that (i) such Liens secure Indebtedness permitted by clause (v) of Section 6.01, (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 120 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Parent Borrower or any Subsidiary other than property directly related to such fixed or capital assets and of a type customarily covered by such Liens, except that such security interests may not apply to any accounts receivable or inventory;

(f) Liens securing Indebtedness incurred pursuant to Section 6.01(ix); provided that such Liens shall apply only to properties and assets of Foreign Subsidiaries that are not Loan Parties;

(g) leases and subleases of real property and tangible personal property and licenses and sublicenses of intellectual property rights, in each case granted in the ordinary course of business and not interfering individually or in the aggregate (with all such licenses and subleases being taken as a whole) in any material respect with the conduct of the business of the Parent Borrower and the Subsidiaries;

(h) Liens to secure compensation and indemnity obligations to the trustee under the indenture for the Senior Subordinated Notes and the warrant agent under the warrant agreement for the Warrants;

(i) Liens granted under the Senior First Lien Security Documents or the Senior Second Lien Security Documents; provided that (i) such Liens secure only obligations under the Senior First Lien Note Documents and the Senior Second Lien Note Documents, respectively, except that such obligations shall not include obligations under any Indebtedness (or obligations under any Swap Agreements) except to the extent incurred pursuant to Section 6.01(x), with respect to the Senior Second Lien Notes, or Section 6.01(vi), with respect to the Senior First Lien Notes, (ii) such Liens do not apply to any asset other than Collateral that is subject to a Lien granted under a Security Document to secure the Obligations, (iii) any Liens on any First-Priority Collateral that secure obligations in respect of the Senior First Lien Notes or Senior Second Lien Notes are subordinated to the Liens on such First-Priority Collateral that secure the Obligations, (iv) any Liens on any Second-Priority Collateral that secure obligations in respect of the Senior Second Lien Notes rank equally and ratably with the Liens on such Second-Priority Collateral that secure the Obligations and (v) all such Liens granted under the Senior First Lien Security Documents and Senior Second Lien Security Documents shall be subject to the terms of the Intercreditor Agreement; and

(j) Liens on cash deposited with the issuing bank for any Existing Letter of Credit to cash collateralize such Existing Letter of Credit (including with respect to interest, fees and expenses associated therewith); provided that (i) the amount of such cash subject to such Lien at any time shall not exceed 102% of the face amount of such Existing Letter of Credit and (ii) upon the termination or expiration of such Existing Letter of Credit, to the extent there has been no drawing under such Existing Letter of Credit that has not been reimbursed at such time, an amount of cash equal to 102% of the face amount of such Existing Letter of Credit (less any amounts retained to pay interest, fees and expenses associated therewith) shall be promptly released from such Lien.

SECTION 6.04.  Fundamental Changes.  (a)  The Parent Borrower will not and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Subsidiary (other than the Canadian Subsidiary Borrower) may merge into the Parent Borrower in a transaction in which the Parent Borrower is the surviving corporation, (ii) any Subsidiary (other than the Canadian Subsidiary Borrower) may merge into any Subsidiary that is a Loan Party, provided that if any Subsidiary that is party to such transaction is (A) a Loan Party, the surviving entity must be a Loan Party or (B) a Domestic Subsidiary Borrower, the surviving entity must be a Domestic Subsidiary Borrower, (iii) any Subsidiary that is not a Loan Party may merge into any Subsidiary that is not a Loan Party, (iv) any Subsidiary (other than the Canadian Subsidiary Borrower) may merge into any other Person that becomes a Loan Party in connection with a Permitted Acquisition, provided that if such Subsidiary is (A) a Loan Party, the surviving entity must be a Loan Party, or (B) a Domestic Subsidiary Borrower, the surviving entity must be such Domestic Subsidiary Borrower, (v) any Subsidiary (other than any Domestic Subsidiary Borrower or the Canadian Subsidiary Borrower) may liquidate or dissolve if the Parent Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Parent Borrower and is not materially disadvantageous to the Lenders; provided that any such merger involving a Person that is not a Wholly Owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.05 and (vi) the Parent Borrower may merge with an Affiliate incorporated under the laws of the State of Delaware solely for the purpose of incorporating or organizing the Parent Borrower under the laws of the State of Delaware; provided that such merger does not adversely affect the Lenders in any material respect.

(b)  The Parent Borrower will not, and will not permit any of the Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Parent Borrower and the Subsidiaries on the Effective Date and businesses reasonably related, ancillary or complementary thereto.

SECTION 6.05.  Investments, Loans, Advances, Guarantees and Acquisitions.  The Parent Borrower will not, and will not permit any of the Subsidiaries to, purchase,

hold or acquire (including pursuant to any merger with any Person that was not a Wholly Owned Subsidiary prior to such merger) any Equity Interests, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the forgoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(a) Permitted Investments;

(b) investments existing on the date hereof and set forth on Schedule 6.05(b), to the extent such investments would not be permitted under any other clause of this Section 6.05;

(c) investments by the Parent Borrower and the Subsidiaries in the Equity Interests of their respective Subsidiaries (that are Subsidiaries prior to such Investment); provided that (i) any such Equity Interests owned by a Loan Party shall be pledged to secure the Obligations and (ii)(A) the amount of any such investment by a Loan Party in a Subsidiary that is not a Loan Party shall be automatically added to the Accumulated Investment Balance and (B) (1) at all times the Accumulated Investment Balance shall not exceed $10,000,000 and (2) immediately prior to and immediately after giving effect to such investment (and the incurrence of any Loans and the issuance of any Letters of Credit in connection therewith), the total Revolving Exposures shall not exceed 25% of the lesser of (I) the total amount of the Commitments and (II) the Borrowing Base then in effect;

(d) loans or advances made by the Parent Borrower to any Subsidiary and made by any Subsidiary to the Parent Borrower or any other Subsidiary; provided (i) that any such loans and advances made by a Loan Party shall be evidenced by a promissory note pledged to secure the Obligations and (ii)(A) the amount of any such loan or advance by a Loan Party to a Subsidiary that is not a Loan Party shall be automatically added to the Accumulated Investment Balance and (B) (1) at all times the Accumulated Investment Balance shall not exceed $10,000,000 and

(2) immediately prior to and immediately after giving effect to such loan or advance (and the incurrence of any Loans and the issuance of any Letters of Credit in connection therewith), the total Revolving Exposures shall not exceed 25% of the lesser of (I) the total amount of the Commitments and (II) the Borrowing Base then in effect;

(e) Guarantees by the Parent Borrower of Indebtedness and other obligations of any Subsidiary or any Joint Venture and Guarantees by any Subsidiary of Indebtedness or other obligations of the Parent Borrower or any Subsidiary or any Joint Venture; provided that (i) a Subsidiary shall not Guarantee the Senior First Lien Notes, Senior Second Lien Notes or Senior Subordinated Notes unless (A) such Subsidiary also has Guaranteed the Obligations and (B) with respect to any Guarantee of the Senior Subordinated Notes, such Guarantee is subordinated to such Guarantee of the Obligations on terms no less favorable to the Lenders than the subordination provisions of the Senior Subordinated Notes, (ii) any such Guarantee constituting Indebtedness is permitted by Section 6.01 and (iii) in the event of any Guarantee by a Loan Party of Indebtedness of a Person that is not a Loan Party, (A) the aggregate principal amount of such Indebtedness shall be automatically added to the Accumulated Investment Balance and (B) (1) at all times the Accumulated Investment Balance shall not exceed $10,000,000 and (2) immediately prior to and immediately after giving effect to such Guarantee, the total Revolving Exposures shall not exceed 25% of the lesser of (I) the total amount of the Commitments and (II) the Borrowing Base then in effect;

(f) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(g) Permitted Acquisitions; provided that (i) the aggregate amount of the investment attributable to any such Permitted Acquisition (including all Indebtedness assumed or acquired in connection therewith) is automatically added to the Accumulated Investment Balance and (ii) (A) at all times the Accumulated

Investment Balance shall not exceed $10,000,000 and (B) immediately prior to and immediately after giving effect to such Permitted Acquisition (and the incurrence of any Loans and the issuance of any Letters of Credit in connection therewith), the total Revolving Exposures shall not exceed 25% of the lesser of (1) the total amount of the Commitments and (2) the Borrowing Base then in effect;

(h) investments in Joint Ventures (i) existing on February 17, 2004, and set forth in Schedule 6.05(h) or (ii) made thereafter, provided that (A) the amount of any such investment pursuant to this clause (ii) shall be automatically added to the Accumulated Investment Balance and (B) (1) at all times the Accumulated Investment Balance shall not exceed $10,000,000 and (2) immediately prior to and immediately after giving effect to any such investment (and the incurrence of any Loans and the issuance of any Letters of Credit in connection therewith), the total Revolving Exposures shall not exceed 25% of the lesser of (I) the total amount of the Commitments and (II) the Borrowing Base then in effect;

(i) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(j) investments of any Person existing at the time such Person becomes a Subsidiary or at the time such Person merges or consolidates with the Parent Borrower or any of the Subsidiaries, in either case in compliance with the terms of this Agreement, provided that such investments were not made by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Subsidiary or such merger or consolidation;

(k) Swap Agreements entered into in compliance with Section 6.08;

(l) other loans, advances and investments, provided that (i) the amount of any such loan, advance or investment made pursuant to this clause (l) shall be automatically added to the Accumulated Investment Balance and (ii) (A) at all times the Accumulated

Investment Balance shall not exceed $10,000,000 and (B) immediately prior to and immediately after giving effect to any such loan, advance or investment (and the incurrence of any Loans and the issuance of any Letters of Credit in connection therewith),the total Revolving Exposures shall not exceed 25% of the lesser of (1) the total amount of the Commitments and (2) the Borrowing Base then in effect; and

(m) notes or other evidences of Indebtedness acquired as consideration in connection with a sale, transfer, lease or other disposition of any asset by the Parent Borrower or any of the Subsidiaries.

SECTION 6.06.  Asset Sales.  The Parent Borrower will not, and will not permit any of the Subsidiaries to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it (other than any such sale, transfer, lease or other disposition resulting from any casualty or condemnation of any assets of the Parent Borrower or any of the Subsidiaries), nor will the Parent Borrower permit any of the Subsidiaries to issue any additional Equity Interest in such Subsidiary, except:

(a) sales of inventory, used or surplus tangible property and Permitted Investments in the ordinary course of business;

(b) sales, transfers, issuances and dispositions to the Parent Borrower or a Subsidiary; provided that any such sales, transfers or dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.10;

(c) leases and licenses entered into in the ordinary course of business;

(d) sales in connection with sale-leasebacks permitted under Section 6.07;

(e) sales of investments referred to in clauses (b), (f), (h), (l) and (m) of Section 6.05;

(f) sales, transfers and dispositions of assets (other than Equity Interests of a Subsidiary) that are not permitted by any other clause of this Section; provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this clause (f) shall not, in the aggregate, exceed $5,000,000 during the term of this Agreement;

(g) sales, transfers and dispositions of Foreign Assets;

(h) transfers and dispositions constituting investments permitted under Section 6.05; and

(i) sales, transfers and dispositions of the assets set forth in Schedule 6.06; provided that the Parent Borrower provides the Administrative Agent, the Collateral Agent and the Co-Collateral Agent with written notice of any such sale, transfer or disposition not less than five Business Days prior to the consummation thereof;

provided that all sales, transfers, leases and other dispositions permitted hereby (other than those among Loan Parties permitted by clause (b) above) shall be made for an amount not less than fair value (as determined in good faith by the Board of Directors of the Parent Borrower), or, in the case of clause (d) above, for an amount, if less, equal to the aggregate cost expended for the property that is the subject of such sale-leaseback (except that those permitted by clause (a) above shall be made on terms that are customary in the ordinary course) and for consideration at least 75% of which is (i) cash, (ii) except in the case of dispositions pursuant to clause (b) above that are not among Loan Parties, in the form of properties or assets to be owned by the Parent Borrower or any other Loan Party for use in a business permitted by this Agreement or (iii) except in the case of dispositions pursuant to clause (b) above that are not among Loan Parties, voting Equity Interests in one or more Persons engaged in a Permitted Business that are or are to become Wholly Owned Subsidiaries that will be Loan Parties in connection with such transaction (provided that, (A) in the case of clause (ii), in the event of any sale, transfer, lease or other disposition of First-Priority Collateral, the assets received in respect of such First-Priority Collateral shall be First-Priority Assets that become First-Priority Collateral, (B) in the case of clause (iii), in the event such Equity Interests of such Person are received in respect of any sale, transfer, lease or other disposition of First-Priority Collateral, such Person owns First-Priority Assets that become First-Priority

Collateral with a fair market value that is equal to or greater than (1) 75% of the fair market value of the First-Priority Collateral that is the subject of such sale, transfer, lease or disposition, minus (2) the fair market value of any consideration received by any Loan Party pursuant to clauses (i) and (ii) above and (C) in the case of clauses (ii) and (iii), the applicable transaction involves a Permitted Acquisition).  For purposes of this Section 6.06, the following shall be deemed to be cash:  (a) the assumption of any liabilities of the Parent Borrower or any Subsidiary with respect to, and the release of the Parent Borrower or such Subsidiary from all liability in respect of, any Indebtedness of the Parent Borrower or the Subsidiaries permitted hereunder (in the amount of such Indebtedness) in connection with a sale, transfer, lease or other disposition of Second-Priority Collateral permitted under Section 6.06 and (b) securities received by the Parent Borrower or any Subsidiary from the transferee that are immediately convertible into cash without breach of their terms or the agreement pursuant to which they were purchased and that are promptly converted by the Parent Borrower or such Subsidiary into cash.

For purposes of this Section 6.06 and for so long as any Senior First Lien Notes that are secured by a first-priority Lien on the Second-Priority Collateral remain outstanding, (a) any sale, transfer, lease or other disposition of the Equity Interests of any Loan Party that owns assets constituting First-Priority Collateral or Second-Priority Collateral shall be deemed to be a sale, transfer, lease or disposition of such First-Priority Collateral or Second-Priority Collateral, (b) any sale, transfer, lease or other disposition of Equity Interests of a Loan Party that owns both First-Priority Collateral and Second-Priority Collateral shall be deemed to be a separate sale, transfer, lease or disposition of such First-Priority Collateral and such Second-Priority Collateral) and (c) the proceeds received by the Parent Borrower or any Subsidiary in respect of any such sale, transfer, lease or disposition referred to in clause (b) above (or any sale, transfer, lease or other disposition of assets (other than those described in clause (b) above) including both First-Priority Collateral and Second-Priority Collateral without allocating the purchase price between First-Priority Collateral and Second-Priority Collateral) shall be allocated to the First-Priority Collateral and the Second-Priority

Collateral pursuant to the terms of the Intercreditor Agreement.

SECTION 6.07.  Sale and Lease-Back Transactions.  The Parent Borrower will not, and will not permit any Subsidiary to, enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred, except for any such sale of fixed or capital assets that is consummated within 120 days after the date the Parent Borrower or such Subsidiary acquires or finishes construction of such fixed or capital asset.

SECTION 6.08.  Swap Agreements.  The Parent Borrower will not, and will not permit any of the Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Parent Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the Parent Borrower or any of the Subsidiaries) and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate, to a fixed rate or otherwise) with respect to any interest-bearing liability or investment of the Parent Borrower or any Subsidiary.

SECTION 6.09.  Restricted Payments; Certain Payments of Indebtedness.  (a)  The Parent Borrower will not, and will not permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except (i) Wholly Owned Subsidiaries may declare and pay dividends with respect to their Equity Interests and Subsidiaries that are not Wholly Owned Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (ii) the Parent Borrower may, subject to Section 6.02, make dividends with respect to its Equity Interests consisting solely of additional Equity Interests permitted hereunder and (iii) the Parent Borrower may make Restricted Payments to management or employees of the Parent Borrower and the Subsidiaries or their Permitted Transferees (as defined in the Stockholders Agreement) in an aggregate amount not to exceed $1,000,000 during the term of this Agreement, pursuant to and in accordance with the Stockholders Agreement, employment agreements, stock option plans or agreements or other benefit plans or agreements; provided that no Default has occurred and is continuing or would result therefrom; and (iv) the Parent Borrower may repurchase or otherwise acquire from any holder thereof shares of Qualified Preferred Stock for consideration consisting solely of (x) Qualified Preferred Stock, (y) cash in an aggregate amount not greater than the amount of Net Proceeds received from a substantially concurrent issuance of Qualified Preferred Stock or (z) a combination of the Qualified Preferred Stock described in clause (x) and the cash described in clause (y); provided that no Default has occurred and is continuing or would result therefrom.

(b)  The Parent Borrower will not, and will not permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Senior First Lien Note, Senior Second Lien Note or Senior Subordinated Note, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Senior First Lien Note, Senior Second Lien Note or Senior Subordinated Note, except (i) payment of regularly scheduled interest payments as and when due in respect of the Senior First Lien Notes; provided that, on and prior to June 15, 2007, the Parent Borrower shall not be permitted to make cash interest payments in respect of the Senior First Lien Notes unless (A) such payment is made after the date that is 18 months after the Effective Date, (B) no Default has occurred and is continuing or would result therefrom and (C) the Fixed Charge Coverage Ratio as of the last day of the most recently completed fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or (b) is equal to or greater than 1.15 to 1.00 and (ii) payment of regularly scheduled interest payments as and when due in respect of the Senior Second Lien Notes and Senior Subordinated Notes.

SECTION 6.10.  Transactions with Affiliates.  The Parent Borrower will not, and will not permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates (including any Subsidiary), except (a) transactions in the ordinary course of business that are at prices and on terms and conditions not less favorable to the Parent Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties (as determined in good faith by members of the board of directors of the Parent Borrower having a majority of the voting power held by all disinterested members of the board of directors of the Parent Borrower), (b) transactions between or among the Loan Parties and not involving any other Affiliate (except to the extent the involvement with the other Affiliate otherwise complies with this Section 6.10), (c) any Restricted Payment permitted by Section 6.09 and (d) transactions expressly contemplated by Schedule 6.10.

SECTION 6.11.  Restrictive Agreements.  The Parent Borrower will not and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Parent Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests (it being understood that the priority of any preferred stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on capital stock) or to make or repay loans or advances to the Parent Borrower or any other Subsidiary (it being understood that the subordination of loans or advances made to the Parent Borrower or any Subsidiary to other Indebtedness incurred by the Parent Borrower or such Subsidiary shall not be deemed a restriction on the ability to make loans or advances) or to Guarantee Indebtedness of the Parent Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the Effective Date identified on Schedule 6.11, (iii) the foregoing shall not apply to any restriction or condition with respect to a Subsidiary pursuant to an agreement relating to any Equity Interests or Indebtedness of such Subsidiary, in each case incurred by such

Subsidiary prior to the date on which such Subsidiary was acquired by the Parent Borrower (other than Equity Interests or Indebtedness incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was otherwise acquired by the Parent Borrower) and outstanding on such date; (iv) the foregoing shall not apply to any restriction or condition pursuant to an agreement refinancing an agreement referred to in clause (i), (ii) or (iii) or this clause (iv) or contained in any amendment to an agreement referred to in clause (i), (ii) or (iii) or this clause (iv); provided, however, that the conditions and restrictions contained in any such refinancing agreement or amendment are no more restrictive, taken as a whole, than the encumbrances and restrictions contained in the applicable predecessor agreement; (v) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or assets pending such sale, provided such restrictions and conditions apply only to the Subsidiary or assets that are to be sold and such sale is permitted hereunder, (vi) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (vii) clause (a) of the foregoing shall not apply to customary provisions in contracts restricting the assignment thereof, or the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract; (viii) the foregoing shall not apply to restrictions imposed by any agreement relating to Indebtedness of a Foreign Subsidiary (other than a Foreign Subsidiary that is a Loan Party) that applies only to such Foreign Subsidiary and its assets (including its subsidiaries); (ix) the foregoing shall not apply to customary provisions in Joint Venture agreements and other similar agreements entered into in the ordinary course of business; (x) the foregoing shall not apply to net worth provisions in lease and other agreements entered into by the Parent Borrower or any Subsidiary in the ordinary course of business; and (xi) the foregoing shall not apply to restrictions imposed by the Senior First Lien Note Documents and the Senior Second Lien Note Documents.

SECTION 6.12.  Amendment of Material Documents.  The Parent Borrower will not, and will not permit any Subsidiary to, amend, modify or waive any of its rights under (a) its certificate of incorporation, by-laws

SECTION 6.13.   or other organizational documents, including the terms related to the Existing Preferred Stock (other than amendments and modifications that are not adverse to the interests of the Lenders and do not impair the exercise of remedies under any Security Document or the Intercreditor Agreement) or (b) the Senior First Lien Note Documents, the Senior Second Lien Note Documents or the Senior Subordinated Note Documents (other than amendments to the Senior First Lien Security Documents or the Senior Second Lien Security Documents permitted by the Intercreditor Agreement and other amendments and modifications that are not adverse to the interests of the Lenders and do not impair the exercise of remedies under any Security Document or the Intercreditor Agreement).

SECTION 6.14.  Designated Senior Debt.  The Parent Borrower shall not designate any Indebtedness (other than indebtedness under the Loan Documents, indebtedness in respect of the Senior First Lien Notes incurred in compliance with Section 6.01(vi) and indebtedness in respect of the Senior Second Lien Notes incurred in compliance with Section 6.01(x)) as “Designated Senior Debt” for purposes of and as defined in the Senior Subordinated Note Documents.

SECTION 6.15.  Cash Held by Foreign Subsidiaries.  The Parent Borrower will not permit at any time on any day (a) the aggregate amount of “cash and cash equivalents” and “marketable securities” of the Foreign Subsidiaries (other than Foreign Subsidiaries that are Loan Parties), in each case that would be required to be reflected on a consolidated balance sheet of the Parent Borrower and the Subsidiaries prepared as of such time in accordance with GAAP, minus (b) the aggregate amount of payments in such cash and cash equivalents that the Parent Borrower reasonably and in good faith determines will be made by the Foreign Subsidiaries that are not Loan Parties (and will reduce such cash and cash equivalents) on such day to exceed $10,000,000.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) any Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) any Borrower shall fail to (i) pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, or (ii) fail to deliver any Borrowing Base Certificate required to be delivered pursuant to the terms of this Agreement, and, in either case, such failure shall continue unremedied for a period of three Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Parent Borrower or any Subsidiary in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall have been incorrect in any material respect when made or deemed made;

(d) any Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.04 (with respect to the existence of such Borrower) or 5.11 or in Article VI;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative

Agent to the Parent Borrower (which notice will be given at the request of any Lender);

(f) the Parent Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, including any applicable grace period;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness in a manner not prohibited by this Agreement;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Parent Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Parent Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any proceeding described in clause (h) of this Article, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Parent Borrower or any Subsidiary (other than Immaterial Subsidiaries) shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $10,000,000 (net of amounts covered by insurance as to which the insurer has not denied liability) shall be rendered against the Parent Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Parent Borrower or any Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that, in the reasonable opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Parent Borrower and the Subsidiaries in an aggregate amount exceeding (i) $7,000,000 in any year or (ii) $10,000,000 for all periods;

(m) (i) any Loan Document shall for any reason be asserted by the Parent Borrower or any of the Subsidiaries (or, in the case of the Intercreditor Agreement, any of the other parties thereto) not to be a legal, valid and binding obligation of any party thereto, (ii) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any Collateral, with the priority required by the Loan Documents, except (A) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents, (B) as a result of (1) the Collateral Agent’s failure to take any action reasonably requested by the Parent Borrower in order to maintain a valid and perfected Lien on any Collateral or (2) any action taken by the Collateral Agent to release any Lien on any Collateral or (C) Liens on any item of Collateral with a fair market value not exceeding $500,000, (iii) the Guarantees pursuant to the Guarantee Agreements by the Loan Parties of any of the Obligations shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted by any Loan Party not to be in effect or not to be legal, valid and binding obligations, (iv) the Obligations of any Borrower or the Guarantees thereof by the Loan Parties pursuant to the Security Documents, shall cease to constitute “Senior Indebtedness” under the subordination provisions of the Senior Subordinated Note Documents, or such subordination provisions shall be invalidated or otherwise cease, or shall be asserted by any Loan Party to be invalid or to cease, to be legal, valid and binding obligations of the parties thereto or (v) the Intercreditor Agreement shall cease to be a legal, valid and binding agreement of the parties thereto; or

(n) a Change in Control shall occur;

then, and in every such event (other than an event with respect to any Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Parent Borrower, take either or both of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable (the “remaining Loans”) may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations (other than any remaining Loans) of each

Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower; and in case of any event with respect to any Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of each Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower.

ARTICLE VIII

The Agents

Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Parent Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Parent Borrower or any of the Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02) or in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall not be deemed to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Parent Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for any of the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor to the Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Collateral Agent, the Lenders, the Issuing Bank and the Parent Borrower.  Upon any such resignation, the Required Lenders shall have the right, with the consent of the Parent Borrower (such consent not to be unreasonably withheld), to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent that shall be a bank with an office in New York, New York, or an Affiliate of any such bank.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Parent Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Parent Borrower and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative

Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

The provisions of this Article shall apply to the Collateral Agent and the Co-Collateral Agent as though named herein as the Administrative Agent; provided that, for purposes of paragraph six of this Article VIII, (i) the Collateral Agent may resign by giving notice to the Administrative Agent, the Co-Collateral Agent, the Lenders, the Issuing Bank and the Parent Borrower and (ii) the Co-Collateral Agent may resign by giving notice to the Administrative Agent, the Collateral Agent, the Lenders, the Issuing Bank and the Parent Borrower; and provided further that no successor Co-Collateral Agent shall be appointed or designated hereunder following the resignation of the Co-Collateral Agent without the prior written approval of the Administrative Agent and the Collateral Agent (in which case no approval of the Required Lenders shall be required therefor).  Notwithstanding any other provision contained herein, none of the Syndication Agent, the Documentation Agent or either of the Arrangers shall, in its capacity as such, have any responsibilities under this Agreement or the other Loan Documents.

ARTICLE IX

Collection Allocation Mechanism

SECTION 9.01.  Implementation of CAM.  (a)  On the CAM Exchange Date, (i) the Commitments shall automatically and without further act be terminated as provided in Article VII, (ii) each Domestic Lender shall immediately be deemed to have acquired (and shall promptly make payment therefor to the Administrative Agent in accordance with Section 2.04(c)) participations in the Swingline Loans in an amount equal to such Lender’s ratable share (based on the respective Domestic Commitments of the Lenders immediately prior to the CAM Exchange Date) of each Swingline Loan outstanding on such date and (iii) the

Lenders shall automatically and without further act (and without regard to the provisions of Section 10.04) be deemed to have exchanged interests in the Loans (other than the Swingline Loans) and participations in Swingline Loans and Letters of Credit, such that in lieu of the interest of each Lender in each Loan and Letter of Credit in which it shall participate as of such date (including the Obligations of each Loan Party in respect of each such Loan and Letter of Credit), such Lender shall hold an interest in every one of the Loans (other than the Swingline Loans) and a participation in every one of the Swingline Loans and Letters of Credit (including the Obligations of each Loan Party in respect of each such Loan and each Reserve Account established pursuant to Section 9.02 below), whether or not such Lender shall previously have participated therein, equal to such Lender’s CAM Percentage thereof.  Each Lender and each Loan Party hereby consents and agrees to the CAM Exchange, and each Lender agrees that the CAM Exchange shall be binding upon its successors and assigns and any person that acquires a participation in its interests in any Loan.  Each Loan Party agrees from time to time to execute and deliver to the Administrative Agent all such promissory notes and other instruments and documents as the Administrative Agent shall reasonably request to evidence and confirm the respective interests of the Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any promissory notes originally received by it in connection with its Loans hereunder to the Administrative Agent against delivery of any promissory notes evidencing its interests in the Loans so executed and delivered; provided, however, that the failure of any Loan Party to execute or deliver or of any Lender to accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.

(b)  As a result of the CAM Exchange, upon and after the CAM Exchange Date, each payment received by the Administrative Agent or the Collateral Agent pursuant to any Loan Document in respect of the Obligations, and each distribution made by the Collateral Agent pursuant to any Security Document in respect of the Obligations, shall, subject to the terms of the Intercreditor Agreement, be distributed to the Lenders pro rata in accordance with their respective CAM Percentages.  Any direct payment received by a Lender upon or after the CAM Exchange Date, including by way of set-off, in respect of an Obligation shall be paid over to the Administrative Agent for distribution to the Lenders in accordance herewith.

SECTION 9.02.  Letters of Credit.  (a)  In the event that on the CAM Exchange Date any Letter of Credit shall be outstanding and undrawn in whole or in part, or any LC Disbursement shall not have been reimbursed either by the Parent Borrower or with the proceeds of a Revolving Borrowing or Swingline Loan, each Domestic Lender shall promptly pay over to the Administrative Agent, in immediately available funds, an amount in dollars equal to such Domestic Lender’s Applicable Percentage of such undrawn face amount or (to the extent it has not already done so) such unreimbursed drawing, as applicable, together with interest thereon from the CAM Exchange Date to the date on which such amount shall be paid to the Administrative Agent at the rate that would be applicable at the time to an ABR Revolving Loan in a principal amount equal to such undrawn face amount or unreimbursed drawing, as applicable.  The Administrative Agent shall establish a separate account (each, a “Reserve Account”) or accounts for each Lender for the amounts received with respect to each such Letter of Credit pursuant to the preceding sentence.  The Administrative Agent shall deposit in each Lender’s Reserve Account such Lender’s CAM Percentage of the amounts received from the Lenders as provided above.  The Administrative Agent shall have sole dominion and control over each Reserve Account, and the amounts deposited in each Reserve Account shall be held in such  Reserve Account until withdrawn as provided in paragraph (b), (c), (d) or (e) below.  The Administrative Agent shall maintain records enabling it to determine the amounts paid over to it and deposited in the Reserve Accounts in respect of each Letter of Credit and the amounts on deposit in respect of each Letter of Credit attributable to each Lender’s CAM Percentage.  The amounts held in each Lender’s Reserve Account shall be held as a reserve against the LC Exposures, shall be the property of such Lender, shall not constitute Loans to or give rise to any claim of or against any Loan Party and shall not give rise to any obligation on the part of any Borrower to pay interest to such Lender, it being agreed that the reimbursement obligations in respect of Letters of Credit shall arise only at such times as drawings are made thereunder, as provided in Section 2.05.

(b)  In the event that after the CAM Exchange Date any drawing shall be made in respect of a Letter of

Credit, the Administrative Agent shall, at the request of the applicable Issuing Bank, withdraw from the Reserve Account of each Lender any amounts, up to the amount of such Lender’s CAM Percentage of such drawing or payment, deposited in respect of such Letter of Credit and remaining on deposit and deliver such amounts to such Issuing Bank in satisfaction of the reimbursement obligations of the Lenders under Section 2.05(d) (but not of the Parent Borrower under Section 2.05(e)).  In the event that any Lender shall default on its obligation to pay over any amount to the Administrative Agent as provided in this Section 9.02, the applicable Issuing Bank shall have a claim against such Lender to the same extent as if such Lender had defaulted on its obligations under Section 2.05(d), but shall have no claim against any other Lender in respect of such defaulted amount, notwithstanding the exchange of interests in the Parent Borrower’s reimbursement obligations pursuant to Section 9.01.  Each other Lender shall have a claim against such defaulting Lender for any damages sustained by it as a result of such default, including, in the event that such Letter of Credit shall expire undrawn, its CAM Percentage of the defaulted amount.

(c)  In the event that after the CAM Exchange Date any Letter of Credit shall expire undrawn, the Administrative Agent shall withdraw from the Reserve Account of each Lender the amount remaining on deposit therein in respect of such Letter of Credit and distribute such amount to such Lender.

(d)  With the prior written approval of the Administrative Agent (not to be unreasonably withheld), any Lender may withdraw the amount held in its Reserve Account in respect of the undrawn amount of any Letter of Credit.  Any Lender making such a withdrawal shall be unconditionally obligated, in the event there shall subsequently be a drawing under such Letter of Credit, to pay over to the Administrative Agent, for the account of the applicable Issuing Bank, on demand, its CAM Percentage of such drawing or payment.

(e)  Pending the withdrawal by any Lender of any amounts from its Reserve Account as contemplated by the above paragraphs, the Administrative Agent will, at the direction of such Lender and subject to such rules as the Administrative Agent may prescribe for the avoidance of inconvenience, invest such amounts in Permitted

Investments.  Each Lender that has not withdrawn its amounts in its Reserve Account as provided in paragraph (d) above shall have the right, at intervals reasonably specified by the Administrative Agent, to withdraw the earnings on investments so made by the Administrative Agent with amounts in its Reserve Account and to retain such earnings for its own account.

ARTICLE X

Miscellaneous

SECTION 10.01.  Notices.  (a)  Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to any Borrower, to the Parent Borrower at 1475 Woodfield Road, Suite 700, Schaumberg, Illinois 60173, Attention of Chief Financial Officer (Telecopy No. (847) 969-3338);

(ii) if to the Administrative Agent or the Documentation Agent, to Credit Suisse First Boston, Eleven Madison Avenue, New York, New York 10010, Attention of Agency Group (Telecopy No. (212) 325-8304);

(iii) if to the Collateral Agent, to Deutsche Bank Trust Company Americas, 222 South Riverside Drive, 29th Floor, Chicago, Illinois 60606, Attention of Pliant Account Officer (Telecopy No. (312) 537-1327);

(iv) if to the Co-Collateral Agent, to General Electric Capital Corporation, 335 Madison Avenue, 12th Floor, New York, New York 10017, Attention of Account Manager — Pliant Corporation (Telecopy No. (212) 370-8088);

(v) if to the Issuing Bank, to Deutsche Bank Trust Company Americas, 222 South Riverside Drive, 29th Floor, Chicago, Illinois 60606,, Attention of Pliant Account Officer (Telecopy No. (312) 537-1327);

(vi) if to the Swingline Lender, to Credit Suisse First Boston, Eleven Madison Avenue, New York, New York 10010, Attention of Agency Group (Telecopy No. (212) 325-8304);

(vii) if to the Syndication Agent, to JPMorgan Chase Bank, Loan and Agency Services Group, 1111 Fannin, 10th Floor, Houston, Texas, Attention of Giovanna Parr (Telecopy No. (713) 750-2892), with a copy to JPMorgan Chase Bank, 270 Park Avenue, 4th Floor, New York, New York 10017, Attention of Peter Dedousis (Telecopy No. (212) 270-5100); and

(viii) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b)  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender or Issuing Bank.  The Administrative Agent or the Parent Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)  Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 10.02.  Waivers; Amendments.  (a)  No failure or delay by any Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Collateral Agent, the Co-Collateral Agent, the Issuing Bank and the Lenders hereunder and under the other

Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance or a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b)  Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Parent Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent or Collateral Agent, as applicable, and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the maturity of any Loan, or any scheduled date of payment of the principal amount of any Loan, or the required date of reimbursement of any LC Disbursement, or any date for the payment of any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.17(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of the term “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class, including as contemplated by the term “Required Domestic Lenders” or the term “Required Canadian Lenders”) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be), (vi) release any Loan Party from its Guarantee under any Guarantee Agreement (except as expressly provided in the applicable Guarantee Agreement), or limit its liability in respect of such Guarantee, without the written consent of each Lender, (vii) release all or substantially all the Collateral from the Liens of the Security Documents (except as expressly provided therein or in the Intercreditor Agreement), without the written consent of each Lender, (viii) change any provision of any Loan Document to permit the Parent Borrower or any of the Subsidiaries to enter into any accounts receivable or inventory securitization transaction or other similar financing arrangement, including any sale of, or any grant of a security interest in, accounts receivable or inventory in connection with any asset securitization or other similar financing arrangement, without the written consent of Lenders having Commitments representing in the aggregate more than 66 2/3% of the total amount of the Commitments at such time, (ix) change any provision of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each affected Class or (x) amend, modify or otherwise alter the eligibility standards, advance rates or reserves used in determining the Borrowing Base in a manner that would increase the amount of the Borrowing Base, without the written consent of Lenders having Commitments representing in the aggregate more than 66 2/3% of the total amount of the Commitments at the time; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent, the Co-Collateral Agent, the Issuing Bank or the Swingline Lender without the prior written consent of the Administrative Agent, the Collateral Agent, the Co-Collateral Agent, the Issuing Bank or the Swingline Lender, as the case may be.

SECTION 10.03.  Expenses; Indemnity; Damage Waiver; Joint and Several Obligations.  (a)  The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, the Co-Collateral Agent, the Syndication Agent, the Documentation Agent, each Arranger and their respective

Affiliates (other than the Sponsor or any Person Controlled by the Sponsor), including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, the Collateral Agent, the Co-Collateral Agent, the Syndication Agent, the Documentation Agent and each Arranger, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, the Co-Collateral Agent, the Issuing Bank, the Syndication Agent, the Documentation Agent, either Arranger or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Collateral Agent, the Co-Collateral Agent, the Issuing Bank, the Syndication Agent, the Documentation Agent, either Arranger or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)  The Borrowers shall indemnify the Administrative Agent, the Collateral Agent, the Co-Collateral Agent, the Issuing Bank, the Syndication Agent, the Documentation Agent, each Arranger and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any Mortgaged Property or any other property currently or formerly owned or operated by the Parent Borrower or any of the Subsidiaries, or any Environmental Liability related in any way to the Parent Borrower or any of the Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any Affiliate of such Indemnitee (or of any officer, director, employee, advisor or agent of such Indemnitee or any such Indemnitee’s Affiliates) or to the extent such damages constitute special, indirect or consequential damages (as opposed to direct or actual damages), and provided, further, that, for purposes of the foregoing proviso, JPMorgan Chase Bank and its Affiliates (other than the Sponsor and any Persons Controlled by the Sponsor) shall not be deemed to be Affiliates of the Sponsor or any Person Controlled by the Sponsor.

(c)  To the extent that the Borrowers fail to pay any amount required to be paid by it to the Administrative Agent, the Collateral Agent, the Co-Collateral Agent, the Issuing Bank, the Syndication Agent, the Documentation Agent, either Arranger or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Collateral Agent, the Co-Collateral Agent, the Issuing Bank, the Syndication Agent, the Documentation Agent, the applicable Arranger or the Swingline Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Collateral Agent, the Co-Collateral Agent, the Issuing Bank or the Swingline Lender in its capacity as such.  For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Exposures and unused Commitments at the time.

(d)  To the extent permitted by applicable law, the Borrowers shall not assert, and each of them hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)  All amounts due under this Section shall be payable promptly after written demand therefor.  Each Borrower shall be jointly liable for all expense reimbursement and indemnification obligations under this Section 10.03, and all other Obligations of the Borrowers under this Agreement.  Each of the Borrowers agrees that the provisions of Sections 1, 2, 4, 5, 6, 7, 8 and 10(b) of the Guarantee Agreement will apply, mutatis mutandis, to its joint and several obligations under this Section 10.03 as if references in such Sections of the Guarantee Agreement to the Guarantors were to it.

SECTION 10.04.  Successors and Assigns.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative

Agent, the Collateral Agent, the Co-Collateral Agent, the Issuing Bank, the Syndication Agent, the Documentation Agent, the Arrangers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Parent Borrower, provided that no consent of the Parent Borrower shall be required if an Event of Default has occurred and is continuing;

(B) the Administrative Agent; and

(C) with respect to any assignment of a Domestic Commitment or a Domestic Revolving Loan, the Issuing Bank and the Swingline Lender.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Parent Borrower and the Administrative Agent otherwise consents, provided that no such consent of the Parent Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, except that this clause (B) shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each such assignment shall (1) electronically execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (which initially shall be ClearPar, LLC) or (2) if no such system shall then be being utilized by the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall (1) deliver to the Administrative Agent an Administrative Questionnaire and all applicable tax documentation and (2) in the event of an assignment of Canadian Commitments and Canadian Revolving Loans, notify the Administrative Agent of such assignee’s Canadian Lending Office and US Lending Office.

For the purposes of this Section 10.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 10.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Parent Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Parent Borrower, each Domestic Subsidiary Borrower, the Canadian Subsidiary Borrower, the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Parent Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption and all applicable tax documentation executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in this Section and any written consent to such assignment required by this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)  (i)  Any Lender may, without the consent of any Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment of any Class and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) each Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (i) through (vii) of the first proviso to Section 10.02(b) that affects such Participant.  Subject to paragraph (c)(ii) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Parent Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the

Parent Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.16(e) as though it were a Lender.

(d)  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)  Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Parent Borrower, the option to provide to the Borrowers all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrowers pursuant to this Agreement; provided, however, that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof.  The making of a Loan by an SPC hereunder shall utilize the applicable Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender).  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof, or the laws of Canada or any province or territory thereof.  In addition, notwithstanding anything to the contrary contained in this Section 10.04, any SPC may (i) with notice to, but without the prior written consent of, the Parent Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Parent Borrower and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

SECTION 10.05.  Survival.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Collateral Agent, the Co-Collateral Agent the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.14, 2.15, 2.16, 10.03 and 10.13 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 10.06.  Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Document and any separate letter agreements with respect to fees payable to the Administrative Agent, the Collateral Agent, the Arrangers, any other Agent or the Issuing Bank constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.07.  Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.08.  Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Borrower against any of and all the obligations of the Borrowers now or hereafter existing under this Agreement or any other Loan Document held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender may have.

SECTION 10.09.  Governing Law; Jurisdiction; Consent to Service of Process.  (a)  This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)  Each of the Borrowers hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Collateral Agent, the Co-Collateral Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Borrower or its properties in the courts of any jurisdiction.

(c)  Each of the Borrowers hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 10.10.  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.11.  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.12.  Confidentiality.  Each of the Administrative Agent, the Collateral Agent, the Co-Collateral Agent, the Syndication Agent, the Documentation Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ investment advisors, directors, officers, employees and agents, including accountants, legal counsel and other advisors (the “Representatives”) and any direct or indirect contractual counterparty in swap agreements entered into in connection with a Lender’s outstanding Loans from time to time or to such contractual counterparty’s professional advisor (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and, in the case of any such contractual counterparty or its professional advisor, such persons shall agree in writing to be bound by the provisions of this Section 10.12), (b) to the extent requested or demanded by any Governmental Authority or any self-regulatory organization (including the National Association of Insurance Commissioners or other similar organization), (c) to the extent required by applicable laws or regulations or by any subpoena, order or similar legal process; provided that, to the extent reasonably practicable and not prohibited by applicable laws or regulations or by any judicial or administrative order, such Person will provide the Parent Borrower with prior notice of such disclosure, (d) any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (e) to any other party to this Agreement, (f) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (g) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Parent Borrower and its obligations, (h) with the consent of the Parent Borrower or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Collateral Agent, the Co-Collateral Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Parent Borrower, any Subsidiary or any of their Representatives that is not known to such Person to be subject to any obligation of confidentiality to the Parent Borrower or any Subsidiary.  For the purposes of this Section, “Information” means all information received from the Parent Borrower, any Subsidiary or any of their Representatives relating to the Parent Borrower, the Subsidiaries or their businesses, other than any such information that is available to the Administrative Agent, the Collateral Agent, the Co-Collateral Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Parent Borrower or any Subsidiary.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 10.13.  Conversion of Currencies.  (a)  If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b)  The obligations of the Borrowers in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, each of the Borrowers agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss.  The obligations of the Borrowers contained in this Section 10.13 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 10.14.  Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PLIANT CORPORATION,

By
Name:
Title:

UNIPLAST HOLDINGS, INC.,

By
Name:
Title:

UNIPLAST U.S., INC.,

By
Name:
Title:

PIERSON INDUSTRIES, INC.,

By
Name:
Title:

TUREX, INC.,

By
Name:
Title:

UNIPLAST MIDWEST, INC.,

By
Name:
Title:

UNIPLAST INDUSTRIES CO.,

By
Name:
Title:

CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch, individually and as Administrative Agent and as Documentation Agent,

by
Name:
Title:

by
Name:
Title:

DEUTSCHE BANK TRUST COMPANY AMERICAS, individually and as Collateral Agent,

by
Name:
Title:

GENERAL ELECTRIC CAPITAL CORPORATION, individually and as Co-Collateral Agent,

by
Name:
Title:

JPMORGAN CHASE BANK, as Syndication Agent,

by
Name:
Title: